Exhibit 3.238

AGREEMENT OF LIMITED PARTNERSHIP

OF

WESTERN MEDICAL REHAB ASSOCIATES, L.P.

i

AGREEMENT OF LIMITED PARTNERSHIP

OF

WESTERN MEDICAL REHAB ASSOCIATES, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP, (this “Agreement”) of WESTERN MEDICAL REHAB ASSOCIATES, L.P.(the “Partnership”) is made and entered into as of March 13, 1996, by and between WESTERN NEURO CARE, INC., a Delaware corporation (“WNC”), and WESTMED-REHAB, a California corporation (“WestMed Sub”), and is joined into hereinafter by ALPHAMERICA HEALTH SYSTEMS, INC., a California corporation (“AlphAmerica”), the sole shareholder of WestMed Sub, UNITED WESTERN MEDICAL CENTERS, a California non-profit public benefit corporation (“WestMed”) the sole shareholder of AlphAmerica, and CONTINENTAL MEDICAL SYSTEMS, INC., a Delaware corporation (“CMS”), the sole stockholder of WNC. WNC and WestMed Sub are sometimes referred to herein individually as a “Partner” and collectively as the “Partners.” The terms “General Partner“ and “Limited Partner“ are defined in Section 1.9(b).

BACKGROUND

The Partners desire to form a Delaware limited partnership on the terms set forth herein by executing this Agreement and filing a Certificate of Limited Partnership with the Secretary of State of the State of Delaware.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I:

FORMATION OF PARTNERSHIP

Section 1.1. Formation. The parties hereby agree to form the Partnership as a limited partnership under the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware (the “Act”) to carry on the business described in Section 1.4 hereof. All rights, duties and obligations of the Partners in respect of one another and other persons and entities who are not parties to this Agreement shall be as provided in the Act and in this Agreement.

Section 1.2. Name. The initial name of the Partnership shall be “Western Medical Rehab Associates, L.P.” All business of the Partnership shall be conducted in such name, in the name of Tustin Rehabilitation Hospital and such other assumed, trade or fictitious names as the General Partners shall determine from time to time.

Section 1.3. Term. The term of the Partnership shall commence on the date a Certificate of Limited Partnership is filed with the Secretary of State of Delaware and shall continue thereafter for a period of twenty-five (25) years, unless sooner dissolved or extended pursuant to law or any provisions hereof. The Managing General Partner (as that term is defined in Section 6.1) shall cause the Certificate of Limited Partnership to be filed promptly after the execution of this Agreement and shall also cause the Partnership to be registered to do business in the State of California (and any other jurisdiction in which such registration may become necessary).

Section 1.4. Business.

(a) The business of the Partnership shall be (i) to acquire from WNC, pursuant to an Asset Purchase Agreement dated of even date herewith (the “Asset Purchase Agreement”), assets comprising a 60-bed comprehensive medical rehabilitation hospital (the “Rehabilitation Hospital”) and a 57-bed skilled nursing care facility (the “SNF”) (the Rehabilitation Hospital and the SNF are sometimes referred to herein collectively as the “Project”), located at 14851 Yorba Street, Tustin, California, (ii) to lease and operate the Project, (iii) to provide medical rehabilitation and related healthcare services in the Tustin, California and surrounding area, and (iv) to do all such other acts and execute all such agreements and instruments as are incidental to the carrying on of the business of the Partnership during the term of this Agreement.

(b) The scope of the Partnership is limited to the foregoing purposes, and shall not apply to any other business activities of the Partners. Nothing in this Agreement shall render the parties partner with, or agents of, each other for any other purpose or activity, and no Partner acting alone shall have any authority to act for, or to undertake or assume any obligation or responsibility on behalf of, any other Partner or the Partnership except as expressly provided in this Agreement.

(c) WestMed Sub is an Affiliate of WestMed. For purposes of this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933. WestMed Sub and WestMed do not currently operate a comprehensive medical rehabilitation hospital. Accordingly, the operation of the Project is substantially in furtherance of WestMed Sub’s and WestMed’s purposes and substantially related to the exercise or performance of WestMed Sub’s and WestMed’s functions because the operations of the Project are intended:

(i) For uses which contribute to WestMed Sub’s corporate purposes and to the charitable and corporate purposes of WestMed and which are substantially related to the carrying on of WestMed Sub’s and WestMed’s functions by increasing WestMed Sub’s and WestMed’s efficiency, improving the overall quality of health delivery facilities and patient care in the community by providing a continuum of care for patients in need of a coordinated, interdisciplinary team approach to comprehensive rehabilitation for the restoration of a meaningful life after sustaining injuries or trauma; and

(ii) For uses which improve WestMed Sub’s and WestMed’s ability to deliver a full range of health services to the community in cooperation with the Partnership. Because of the physical proximity of the Project to the Western Medical Center-Santa Ana, the physicians providing services at both facilities will be able to better serve the needs of patients who may require comprehensive medical rehabilitation in a cost-effective and clinically appropriate environment, making more effective use of scarce health manpower and expanding healthcare services to the community.

Section 1.5. Fiscal Year. The fiscal year (“Fiscal Year”) of the Partnership shall be the year which commences on June 1 and ends on May 31. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning and end of the Partnership term.

Section 1.6. Nature of Each Partner’s Interest in the Partnership. The interest of each Partner in the Partnership shall be personal property for all purposes. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be beneficially owned by the Partnership as an entity, and no Partner individually shall have any beneficial ownership of such property, or the right to have any such property partitioned.

Section 1.7. Place of Business. The principal offices of the Partnership shall be located at the address of the Project at 14851 Yorba Street, P.O. Box 3848, Tustin, California 92681 or at such other places as shall be designated by the General Partners from time to time. The Partnership may maintain such other or additional offices as the General Partners may from time to time designate.

Section 1.8. Powers of the Partnership.

(a) To carry out the purposes of the Partnership as set forth in Section 1.4. above, the Partnership shall have and exercise all powers now or hereafter permitted by the laws of the State of Delaware to be exercised by limited partnerships formed under the laws of that State, and to do any and all things not prohibited by law in furtherance of the business of the Partnership as fully as natural persons might or could do.

(b) Without limiting the provisions of Section 1.8(a), the powers of the Partnership shall include the power to: sue and be sued in all courts and participate in all proceedings; hold, purchase, receive, lease or otherwise acquire, own, improve, employ, use and deal in and with real or personal property or any interest therein; sell, convey, lease, exchange, transfer or otherwise dispose of or mortgage or pledge all or any of its property and assets, or any interest therein; wind up and dissolve itself as provided in this Agreement; enter into any contract (including any contracts of guarantee and suretyship with respect to the obligations of the Partnership or of third parties), agreement, undertaking, arrangement, or any joint venture, partnership or association of any kind; incur liabilities, borrow or lend money, issue notes, bonds and other obligations and secure any of its obligations by mortgage, pledge or other encumbrance of all or any of its property, franchises and income; issue additional securities of any type, including interests, rights, options, or warrants; lend money, invest and re-invest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested; hire any and all persons or entities as employees, agents, independent contractors, consultants, or otherwise; provide insurance for a its benefit on the life of any of its Partners or their partners, officers, directors or employees, guarantee, purchase, take, receive, subscribe for or otherwise acquire, own, hold, use or otherwise employ securities or interests in any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative or association; to serve as the licensed operator of the Project and negotiate, execute and perform contracts with third party payors such as insurers, health maintenance organizations, and the Medicare and Medi-Cal programs; and to take or cause to be taken all actions and to perform all functions necessary or appropriate to conduct the business of the Partnership.

Section 1.9. Partnership Interests.

(a) The Partnership initially shall have two classes of interests: general and limited. The Partnership may designate specifically the existing limited Partnership interests as a separately enumerated class and issue additional classes of interests in the Partnership in accordance with Section 2.9 below.

(b) A person or entity may be a general partner in the Partnership (a “General Partner”) or a limited partner in the Partnership (a “Limited Partner”), or both, according to the terms on which such person or entity is admitted to the Partnership. A person or entity who is both a General Partner and a Limited Partner shall, for the purposes of this Agreement, be separately afforded the rights of a General Partner and a Limited Partner. To the extent that a General Partner contributes to the capital of the Partnership as a Limited Partner or purchases any Limited Partner’s interest, it shall be treated in all respects as a Limited Partner as to such interests.

Section 1.10. Limitation on Liability of Partners. Except as otherwise required under the Act or applicable law and except with respect to any obligations to the Partnership expressly incurred in writing, no director, officer, shareholder, partner, employee or agent of any Partner shall have personal liability for the payment of any sums owing by such Partner to the Partnership or any other Partner under the terms of this Agreement, or for the performance of any other covenant or agreement of such Partner contained herein.

Section 1.11. Conflicts of Interests and Transactions with Affiliates.

(a) Except as set forth in Article VIII below, (i) any Partner, and any Affiliate of any Partner, may conduct any business or activity whatsoever without any accountability to the Partnership or any Partner even if such business or activity competes with the business of the Partnership, and (ii) this Agreement shall not give the Partnership or any Partner any interest in, or right to, any such business or activity or any proceeds, income or profit thereof or therefrom, and no Partner shall be obligated hereunder to offer any business opportunity to the Partnership or any other Partner.

(b) The Partnership may enter into any arrangement, contract, agreement or business venture with any of the Partners or their Affiliates that is permitted under the Act and other applicable law including, without limitation, leases of the Project and related equipment; subleases of a portion of the Project; and development, management, ancillary services, security, mortgage and guarantee agreements; provided, however, that any such contract, agreement or ancillary service arrangement between the Partnership and any Partner or its Affiliate shall be purchased at the lesser of fair market value or fully-loaded Medicare costs and on terms no less favorable than can then be reached with unaffiliated third parties. Each Partner understands and acknowledges that the conduct of the business of the Partnership will involve business dealings with, and borrowings from, such other businesses or undertakings of the Partners and their Affiliates. It is expressly understood and agreed that the Partnership may borrow funds from any Partner or its Affiliates (either through credit facilities maintained by them or directly from them) on such terms as may be provided for or contemplated by such credit facilities or, in the case of direct borrowings from Partners not made from or through a credit facility, terms that are comparable to terms that could be obtained from third parties.

(c) Without in any way limiting either the foregoing or the discretion and authority of the Managing General Partner to conduct the business of the Partnership, each Partner acknowledges that the Managing General Partner may cause the Partnership to enter into the following arrangements with WNC or its Affiliates: (i) an irrevocable line of credit arrangement with CMS with respect to the CMS Loan (as that term is defined in Section 2.5(a)(i)); and (ii) a contract with Intellex, a company owned by John Ortenzio, pursuant to which Intellex provides maintenance and plant operations services to the Project.

(d) Without in any way limiting either the foregoing or the discretion and authority of the Managing General Partner to conduct the business of the Partnership, each Partner acknowledges that the Managing General Partner may cause the Partnership to enter into the following arrangements with WestMed Sub or its Affiliates: (i) an irrevocable line of credit arrangement with WestMed with respect to the WestMed Loan (as that term is defined in Section 2 .5(a)(ii)), and (ii) agreements to purchase ancillary services from WestMed at the lesser of fair market value or fully-loaded Medicare costs and on terms no less favorable than can then be reached with unaffiliated third parties. Such services may include radiology, laboratory, laundry and dietary services.

ARTICLE II:

CAPITAL CONTRIBUTIONS OF PARTNERS

Section 2.1. Initial Capital Contributions. On or before April 1, 1996, WestMed Sub shall contribute to the capital of the Partnership certain of the assets of its inpatient rehabilitation business located at 1025 South Anaheim Boulevard, Anaheim, California (the “WestMed Business”) in exchange for its General and Limited Partnership interests in the Partnership (as set forth in Section 3.1). WestMed Sub and WNC shall agree to a valuation of the WestMed Business on or before April 1, 1996. On or before April 1, 1996, WNC shall contribute to the capital of the Partnership an amount of cash equal to the agreed-upon valuation of the WestMed Business in exchange for its General and Limited Partnership interests in the Partnership (as set forth in Section 3.1). The initial capital contributions shall be used by the Partnership to fund costs and expenses of the Partnership and working capital requirements of the Project and to further the business of the Partnership.

Section 2.2. Additional Capital Contributions and Partner Loans.

(a) At such time that the CMS Loan and the WestMed Loan have been made and are fully outstanding, the Managing General Partner shall call upon the Partners to make contributions to the Partnership as additional capital or loans in the amount which the Managing General Partner has determined is required for costs, expenses and working capital requirements incurred or arising in the ordinary course of business of the Project, and each Partner shall be obligated to contribute or loan such amount in accordance with this Section 2.2. The Managing General Partner shall call for such contributions or loans unless the Managing General Partner elects to cause the Partnership to borrow additional funds from a third party in accordance with Section 2.5(c). Contributions called by the Managing General Partner pursuant to this Section 2.2 shall be provided by each Partner on a pro rata basis such that the portion of the additional capital or loan called by the Managing General Partner pursuant to this Section 2.2 which each Partner will be responsible for contributing or lending to the Partnership (the “Additional Contribution”) shall be equal to such Partner’s Percentage Interest (as that term is defined in Section 3.1(a)). The Capital Account (as that term is defined in Section 3.2(a)) of each Partner shall be credited with the amount of any capital contribution made pursuant to this Section 2.2. Each loan made hereunder shall be on the terms set, and shall bear interest at the rate set forth in, and otherwise comply with, Section 2.6(a).

(b) All calls for the contribution of additional capital or for the making of loans to the Partnership (i) shall be in writing, (ii) shall be given to each Partner, (iii) shall state the aggregate amount needed by the Partnership, the amount of each Partner’s Additional Contribution and whether such Additional Contribution is to be made in the form of additional Capital or a loan, and (iv) shall be signed by or on behalf of the Managing General Partner. Each Partner’s Additional Contribution shall be due within fifteen (15) days after the date that notice of the call is given to the Partners.

(c) All capital contributions to the Partnership pursuant to this Section 2.2 shall be made in cash unless the General Partners mutually determine that any such capital contribution may be made in another form (including, in lieu of cash, property, services, notes, other evidences of indebtedness or obligations). Any non-cash contribution to the capital of the Partnership shall be valued at its fair market value. The Partners agree that the valuation given to any non-cash contribution by an independent appraiser or, in the case of services or property, the cost (as invoiced by a third party seller) of such services or property, shall be deemed conclusively to be the fair market value.

Section 2.3. Failure of the Managing General Partner to Make Capital or Loan Call. If the Partnership requires additional working capital to operate the Project in accordance with state and federal law, or to otherwise fulfill its obligations to patients, and the Managing General Partner shall fail to make a capital or loan call in accordance with Section 2.2(a) above, then WNC shall be entitled to an injunction or injunctions to prevent such a breach of this Agreement and to enforce specifically the terms and provisions of Section 2.2(a) in any court. Such remedy shall be cumulative and not exclusive, and shall be in addition to any other rights or remedies to which WNC is entitled at law or in equity. The parties acknowledge that the purpose of this Section 2.3 shall be to ensure that all Partners contribute pro rata at any time while the CMS Loan and the WestMed Loan have been made and are fully outstanding.

Section 2.4. Default in Making Additional Contributions.

(a) If any Partner (the “Defaulting Partner”) shall fail to timely make any Additional Contribution provided for in Section 2.2 in full when due, then the other Partner (the “Non-Defaulting Partner”) may, in its sole discretion, exercise any or all of the following remedies by giving written notice to the Defaulting Partner:

(i) Obtain in any court an injunction or injunctions to enforce specifically the provisions of Section 2.2 to make such an Additional Contribution.

(ii) Require the Partnership to set off against any distributions to the Defaulting Partner the amount of the Additional Contribution due the Partnership from the Defaulting Partner.

(iii) Borrow, on behalf of the Partnership from a lender other than the Defaulting Partner, the amount of the Additional Contribution due the Partnership by the Defaulting Partner, in which case the Defaulting Partner shall be liable to the Partnership for the amount of such borrowing, plus all expenses incurred by the Partnership in connection with any such borrowing, including interest on the funds borrowed and attorneys’ fees. If the Defaulting Partner shall, within ninety (90) days after receipt by the Partnership of such borrowed amounts, repay such loan and all expenses incurred by the Partnership in connection therewith, the Capital Account of the Defaulting Partner shall be credited with the amount of its Additional Contribution but not with the amount of any such expenses. If such borrowed amounts are not repaid by the Defaulting Partner within ninety (90) days after receipt by the Partnership of such borrowed amount from the third party lender, the Non-Defaulting Partner may, at any time thereafter and in its sole discretion, assume liability for or make payment in full to the lender of such borrowed amounts, whereupon the Capital Account of the Non-Defaulting Partner shall be credited with the borrowed amount.

(iv) Arrange for the Non-Defaulting Partner to lend the Partnership an amount equal to the Defaulting Partner’s Additional Contribution, in which case the Defaulting Partner shall be liable to the Partnership, and the Partnership shall be liable to the Non-Defaulting Partner, for the amount of such borrowing, plus all expenses incurred by the Partnership in connection with any such borrowing, including interest on the funds borrowed and attorneys’ fees. If the amounts loaned by the Non-Defaulting Partner are not paid by the Defaulting Partner within ninety (90) days after receipt of such loaned amounts by the Partnership, the Non-Defaulting Partner may, at any time thereafter and in its sole discretion, convert such loan and expenses to a capital contribution by the Non-Defaulting Partner, whereupon the Defaulting Partner shall have no further obligation to the Partnership or the Non-Defaulting Partner to pay such amounts, and the Capital Account of the Non-Defaulting Partner shill be Credited with such amounts, the Non-Defaulting Partner’s Percentage Interests shall be increased and the Defaulting Partner’s. Percentage Interest shall be decreased in accordance with Section 3.1.

(v) Purchase all the interest of the Defaulting Partner in the Partnership for a purchase price equal to the product of such Defaulting Partner’s Percentage Interest multiplied by the net book value of the Partnership’s net tangible assets (provided, however, in the event of a failure to make an Additional Contribution that is a contribution to capital under Section 2.2, such net book value shall be compiled without regard to any Additional Contribution that is such a contribution to capital by the Non-Defaulting Partner in response to such same capital call), and thereby terminate the Defaulting Partner’s interest in the Partnership while continuing the business of the Partnership. The closing of any purchase hereunder shall occur thirty (30) days after the Non-Defaulting Partner’s notice of election, or at such other time as the Partners may agree.

(b) Any failure or delay on the part of the Non-Defaulting Partner in exercising any remedy set forth above shall not act as a waiver thereof. The single or partial exercise of any such remedy shall not preclude any other or further exercise thereof or the exercise of any other remedy hereunder.

Section 2.5. Loans by CMS and WestMed; Third Party Loans.

(a) CMS shall make up to $1,000,000 of unsecured loans to the Partnership to provide working capital for the operation of the Project (the “CMS Loan”). After the CMS Loan has been fully advanced, WestMed shall make up to $1,000,000 of unsecured loans to the Partnership to provide sufficient working capital for the Project (the “WestMed Loan”). The CMS Loan and the WestMed Loan (together, the “Working Capital Loans”) shall be documented pursuant to agreements executed and delivered at the Closing under the Asset Purchase Agreement The Working Capital Loans shall be subject to the intercreditor provisions of this Section 2.5.

(b) The Partnership shall pay the current and past-due debt service on the CMS Loan and the WestMed Loan pro rata, paying all past-due interest first pro rata, then all past-due principal pro rata, then all current interest pro rata, and then all current principal pro rata; provided, however, that WestMed shall be subordinated in right of payment to the amount (the “CMS Loan Senior Portion”), if any, by which the outstanding principal balance of the CMS Loan exceeds the outstanding principal balance of the WestMed Loan, as follows: If (1) the Partnership is making a permanent reduction (as opposed to a repayment that can be reborrowed under the terms of the loan documents) before the second anniversary hereof; (2) the Partnership is making a payment on the Working Capital Loans at any time after the second anniversary hereof; or (3) there is an event of liquidation, bankruptcy, or insolvency of the Partnership, then in any such case CMS shall be entitled to receive interest and principal on the CMS Loan Senior Portion before any payment of interest or principal is made on the balance of the working Capital Loans. For example, if after the second anniversary hereof, the outstanding principal balance of the CMS Loan is $1,000,000 and the outstanding principal balance of the WestMed Loan is $500,000, the Partnership shall pay CMS $500,000 plus interest before it begins paying principal and interest on the Working Capital Loans pro rata as provided in the first sentence of this Section 2.5(b): If the Partnership makes any payment to WestMed in violation of this Section 2.5(b), WestMed shall consider such payment held in trust and shall remit it immediately to CMS.

(c) The Partnership shall not grant, and neither CMS nor WestMed shall accept, any collateral security for the Working Capital Loans unless the lien priorities reflect the payment priorities set forth in Section 2.5(b) above. In other words, any liens shall rank pari passu except as to the CMS Loan Senior Portion, which shall be secured by a lien that ranks ahead of the pari passu liens securing the remainder of the Working Capital Loans. Interest and principal on the CMS Loan Senior Portion shall be paid from the proceeds of any collateral before the remainder of the Working Capital Loans are paid from such proceeds.

(d) Provided that the CMS Loan and the WestMed Loan have been made and are fully outstanding, the Managing General Partner may arrange for additional unsecured loans to the Partnership from third parties in order to provide working capital for the Partnership whenever the Managing General Partner determines that the Partnership requires additional working capital. Such loans may be provided to the Partnership by lenders directly or indirectly through Affiliates of the General Partners (including CMS and WestMed) through credit facilities or other debt arrangements maintained by them from time to time. Each Partner agrees that such loans may be evidenced by notes or contracts of guaranty and suretyship documenting the Partnership’s repayment obligations. The Partnership may guarantee loans to the Partnership or to Affiliates of the General Partners (with such guarantees limited in amount to the amount of such loans advanced to the Partnership).

(e) The provisions of this Section 2.5 shall survive any dissolution of the Partnership or termination of this Agreement to the extent that any Working Capital Loans remain unpaid.

Section 2.6. Partner Loans.

(a) Except for loans made pursuant to Section 2.5, loans made to the Partnership by the Partners shall be due and payable upon terms mutually agreed upon by the Partners for such loans, with interest equal to the greater of (i) the publicly announced prime interest rate of Citibank, N.A. plus one and one-half (1 1/2) percentage points, or (ii) the applicable federal short-term rate as defined in; section 1274(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), as each such rate may be adjusted from time to time. Partner loans shall be made on such terms and conditions as are acceptable to and approved by the Partnership’s third party lenders including, without limitation, in the case of loans made through credit facilities maintained by either General Partner or its Affiliates, the providers of such credit facilities. Each Partner agrees, in connection with any loans that it may make to, the Partnership, to subordinate its rights and remedies with respect to such loans to the rights and remedies of the Partnership’s lenders on such terms as may be acceptable to such lenders.

(b) A loan account shall be established and maintained for any Partner making a loan to the Partnership either pursuant to Section 2.2 or this Section 2.6,

(c) Except as provided for in Section 2.7 hereof, after payment of (i) current and past-due debt service on liabilities of the Partnership other than the loans from Partners, (ii) all operating expenses of the Partnership, and (iii) the CMS Loan and the WestMed Loan, the Partnership shall pay the current and past-due debt service on any outstanding Partner loans pursuant to this Section 2.6 (pro rata among such loans, paying all past-due interest first pro rata, then all past-due principal pro rata, then all current interest pro rata, and then all current principal pro rata) before distributing any amount to any Partner by way of capital or profits.

Section 2.7. No Third Party Beneficiaries. The right of the Partnership to require contributions of additional capital or the making of loans to the Partnership under the terms of this Agreement does not confer any rights or benefits to or upon any person or entity who is not a party to this Agreement.

Section 2.8. Capital Contributions and Loans Generally. Except to the extent otherwise expressly provided in this Agreement or by law:

(a) no Partner may withdraw any part of its capital from the Partnership;

(b) loans by a Partner to the Partnership shall not be considered a contribution of capital (except upon the conversion of loans pursuant to Section 2.4(a)(iv)),shall not increase any Capital Account of the lending Partner, and shall not result in the adjustment of any Partner’s Percentage Interest in the Partnership, and the repayment of such loans by the Partnership shall not decrease any Capital Account of the Partner making the loans;

(c) no interest shall be paid on any initial or additional capital contributed to the Partnership by any Partner; and

(d) under any circumstances requiring a return of all or any portion of a capital contribution, no Partner shall have the right to receive property other than cash.

Section 2.9. Issuance of Additional Partnership Interests.

(a) The General Partners may solicit and accept additional capital contributions from any Partner and/or cause the Partnership to issue additional interests in the Partnership, rights, options, or warrants exercisable for or convertible into interests in the Partnership, or any other “securities” of any type or class whatsoever. Any such interests in the Partnership, rights, options, warrants, or securities may be issued for cash, property, services, or such other type, form, and amount of consideration (including notes, other evidences of indebtedness or obligations of the person or entity acquiring the interest or security, as the case may be) as the General Partners may determine to be appropriate.

(b) The General Partners may cause the Partnership to create and issue such additional classes or other interests in the Partnership with such rights, privileges, and franchises as they determine to be appropriate. Any such issuance may be made by the General Partners, acting without the consent of any other Partner, by setting forth either in an amendment or an addendum to this Agreement, the relative rights, obligations, duties, and preferences of each new class of securities that is created. A copy of this Agreement as so amended, or the addendum as so adopted, as the case may be, shall be provided to each other Partner. All filings necessary to be made under the Act or applicable law in connection with the creation of such interests shall be made by the Managing General Partner on behalf of the Partnership.

(c) By executing this Agreement, each Partner consents and authorizes the Partnership, acting solely through the General Partners, to issue such securities with such terms, rights and preferences, and upon such terms and conditions as the General Partners may from time to time determine to be appropriate.

(d) Upon the admission of any additional Partner to the Partnership, the General Partners shall cause to be properly prepared and executed pursuant to the power of attorney provided for herein, an amendment to this Agreement to reflect such admission which shall be required by the Act.

ARTICLE III:

CAPITAL ACCOUNTS

Section 3.1. Percentage Interests.

(a) The respective fractional ownership interests (the “Percentage Interests”) of each Partner in the Partnership from time to time shall be the percentage that such Partner’s capital contributions to the Partnership bears to the aggregate capital contributions to the Partnership at the time of determination including, in each case, any additional capital contributions made to the Partnership that are contributions to capital under Section 2.2. Accordingly, upon the making of the initial capital contributions to the Partnership in accordance with Section 2.1, the initial Percentage Interests of the Partners shall be as follows:

Partner	Manner Held	Percentage Interest
WNC	General Partner	1%
WNC	Limited Partner	49%
WestMed Sub	General Partner	1%
WestMed Sub	Limited Partner	49%

(b) Upon admission of any additional Partners to the Partnership, their respective Percentage Interests shall be reflected in an amendment to this Agreement as contemplated in Section 2.9(d) above.

(c) The General Partners may, in their reasonable discretion, deem all capital contributions made in connection with the same event to have been made at the same time solely for purposes of computing Percentage Interests, so as to avoid unintended temporary shifts in Percentage Interests. The provision of this Section 3.1 shall not give any Partner any interest in any amount credited to any Capital Account (as that term is defined in Section 3.2(a)) of any other Partner.

(d) Each Partner’s Percentage Interest shall constitute its interests in Partnership profits for purposes of determining such Partner’s share of nonrecourse liabilities of the Partnership under Treasury Regulation (“Treas. Reg.”) §1.752-3(a) (3)

Section 3.2. Establishment and Maintenance of Capital Accounts.

(a) General Rule. A capital account (a “Capital Account”) shall be established for each Partner in the amount of such Partner’s initial capital contribution. Each Partner’s Capital Account shall be determined and maintained in accordance with the rules of Treas. Reg. §1.704-1(b)(2)(iv). Pursuant to those rules, a Partner’s Capital Account shall be increased by:

(i) the amount of any additional capital contributed by such Partner to the Partnership;

(ii) the fair market value, on the date of contribution, of property (other than money) contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership either assumes or to which it takes subject); and

(iii) allocations to such Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax;

and shall be decreased by:

(iv) the amount of money distributed to such Partner by the Partnership (except as payments of principal and interest on any loans made by such Partner);

(v) the fair market value of property (other than money) distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that the Partner assumes or subject to which it takes the property);

(vi) such Partner’s allocable share of expenditures of the Partnership not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and

(vii) allocations to such Partner of Partnership loss and deduction (or items thereof), but excluding items described in Section 34(a)(vi) above.

(b) Transferees. Subject to Section 10.6, the Capital Account of any transferee Partner who has acquired the entire interest of a former Partner in the Partnership shall be the same as the Capital Account of the Partner from whom the transferee Partner acquired its interest.

Section 3.3. Distribution Upon Liquidation in Accordance with Capital Accounts. Upon liquidation of the Partnership, liquidating distributions shall in all cases be made in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 3.3), by the end of such taxable year or, if later, within ninety (90) days after the date of such liquidation, except as permitted by Treas. Reg. §1.704-1(b)-(2)(ii)(b). It is the Partners’ understanding and intent that distributions pursuant to this section 3.3 shall be made in proportion to the Partners’ respective Percentage Interests.

Section 3.4. Restoration of Deficit Capital Account Balances. The Limited Partners shall be required to restore any deficit in their respective Capital Accounts within thirty (30) days after receiving notice thereof from either General Partner. If any Limited Partner (the “Defaulting Partner”) shall fail to restore any deficit in its respective Capital Account within such thirty (30) day period, such failure shall be treated in the same manner as a default in making an Additional contribution and either General Partner may exercise any or all of the remedies provided in Section 2.4 hereof on behalf of the other Partners (the “Non-Defaulting Partners”) by giving written notice to the Defaulting Partner.

ARTICLE IV:

DISTRIBUTIONS

Section 4.1. Cash Flow Distributions.

(a) Except as provided in Section 12.5, and subject to Section 2.6(c), within one hundred twenty (120) days after the last day of each Fiscal Year of the Partnership (or at such other times as the General Partners shall determine), the Managing General Partner shall distribute the Cash Flow (as that term is defined in Section 4.1(b)), if positive, of the Partnership for the preceding Fiscal Year (or other period determined by the General Partners) to the Partners in accordance: with their respective Percentage Interests in the Partnership.

(b) For purposes of this Agreement, “Cash Flow” for any time period means the amount of all cash receipts of the Partnership derived from all sources (including releases from reserves), other than from (A) capital contributions,(B) Extraordinary Cash Flow (as that term is defined in Section 4.1(c)), and (C) proceeds of a liquidation of Partnership assets under Article XII, less (i) all cash expenditures of the Partnership during such period including, without limitation, expenditures for accounting and legal fees, principal and interest payments due and currently payable in respect of loans made or arranged by the General Partners, including the CMS Loan, the WestMed Loan and Partner loans, any prepayments of any loans to the Partnership, payments to third party payors, payments of any amounts owing to Partners, lease payments, taxes and other assessments, all governmental and quasi-governmental charges payable by the Partnership, and expenses incurred by or on behalf of the Partnership, and (ii) the amount, if any, which the Managing General Partner determines is necessary or appropriate for working capital or other reserves for cash expenses and contingencies.

(c) For purposes of this Agreement, “Extraordinary Cash Flow” shall mean the cash proceeds (including any applicable insurance proceeds in excess of the cost of repair) realized by the Partnership as a result of any Capital Transaction (as that term is defined in Section 4.1(d)) plus any cash interest payments received with respect to such proceeds, decreased by the sum of the following: (A) the amount of such proceeds used, set aside or committed by the Partnership for restoration and repair of the Project or any part thereof or otherwise used to satisfy obligations of the Partnership; (B) a reserve for future expenditures as determined by the General Partners; (C) a reserve or reserves for contingent, unmatured or unforeseen liabilities or obligations of the Partnership as determined by the General Partners, and (D) any expenses, costs or liabilities incurred in connection with such Capital Transactions (including, without limitation, attorneys’ and accountants’ fees, court costs, brokerage fees, commissions, recording fees, transfer taxes and the like)

(d) For purposes of this Agreement, “Capital Transaction” shall mean the sale, exchange, condemnation (or similar eminent domain taking or disposition in lieu thereof), destruction by casualty, financing, refinancing or disposition of the Project or any part thereof.

(e) The Partnership shall have no obligation, except upon liquidation (in which case all distributions will be made as provided in Section 3.3 above and Article XII, below), to distribute Extraordinary Cash Flow. In the event that any Extraordinary Cash Flow is distributed by the Partnership prior to a liquidation, however, it shall be distributed to the Partners prorate in accordance with their respective Percentage Interests in the Partnership as of the date of the applicable Capital Transaction.

(f) The proceeds of a liquidation of the Partnership shall be distributed as provided in Article XII and Section 3.3 of this Agreement rather than as provided in this Section 4.1.

Section 4.2. In-Kind Distributions. If, in the reasonable discretion of the General Partners, any assets of the Partnership are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof as determined by the General Partners in their reasonable discretion on the date of distribution. If the fair market value is not readily apparent or is not otherwise agreed upon, the Partners agree that the valuation of any asset by the General Partners on the basis of the determination of its fair market value by an independent appraiser shall be deemed to be a reasonable value for such asset and a reasonable exercise of such discretion.

ARTICLE V:

TAX ALLOCATIONS

Section 5.1. General Rule of Allocation. Except as otherwise provided in this Article V, all income, gain, loss, deduction and credit of the Partnership for each taxable year shall be allocated for federal income tax purposes among the Partners in proportion to their respective Percentage Interests.

Section 5.2. Treasury Regulations. Partnership allocations under this Article V shall comply with applicable provisions of Code sections 704(b) and 704(c) and Treas. Regs. §§1.704-1, -2 and -3 thereunder, including the “qualified income offset” provision of Treas. Reg. §1.704-1(b) (2) (ii) (d) and the “minimum gain chargeback” requirement of Treas. Reg. S1.704-2(f). The Partnership shall use the “remedial allocation method,” as defined in Treas. Reg. §1.704-3(d), with respect to any assets contributed by a Partner to the Partnership.

Section 5.3. Negative Balances. No Partner shall be allocated any item of loss or deduction to the extent such allocation would create or increase a negative balance in any Capital Account of such Partner that exceeds the sum of (i) such Partner’s obligation to restore a deficit balance in such Capital Account, and (ii) such Partner’s share of partnership minimum gain, as defined in Treas. Reg. §1.704-2(g)(1), after taking into account all allocations and distributions for the taxable year and all distributions that, as of the end of the year, are reasonably expected to be made to such Partner in subsequent years and exceed the net amount of income or gain reasonably expected to be allocated to it in those years.

Section 5.4. Partner Loans. If a Partner lends money to the Partnership or guarantees a loan to the Partnership, then except; as provided under Section 2.4(d), the loan shall be treated as nonrecourse to the other Partners and, accordingly, deductions and losses attributable to such loan shall re allocated to such Partner in accordance with Treas. Reg. §1.704-2(i)(1), and any corresponding chargeback of partner nonrecourse debt minimum gain, as defined in Treas. Reg. §1.704-2(i)(4), shall be allocated to such Partner in accordance with such provision.

Section 5.5. Chance in Percentage Interests. In the event of any change in the Percentage Interests of the Partners, items of income, gain, loss and deduction shall thereafter be allocated specially among the Partners so as to place their Capital Accounts in proportion to their Percentage Interests as quickly as possible, subject to the requirements of Sections 5.2, 5.3 and 5.4.

Section 5.6. Change in Law. In the event of any change in applicable federal income tax law, or interpretations thereof, regarding partnership allocations, the General Partners are hereby authorized to modify the allocation provisions of this Article V in such manner as the General Partners reasonably believe to be necessary to comply with federal income tax law and to preserve the economics of this partnership arrangement.

ARTICLE VI:

CONTROL AND MANAGEMENT

Section 6.1. General. The Partners shall designate a General Partner which shall have responsibility for the day-to-day operations of the Partnership (the “Managing General Partner”). The Partners agree that unless and until replaced by WNC pursuant to Section 7.6 or as otherwise provided in this Agreement, the Managing General Partner shall be WestMed Sub. Subject to the limitations contained in Section 6.3, the Managing General Partner shall implement all Partnership decisions, shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Partnership, and shall carry out such other duties as may from time to time be assigned to it by the General Partners. Without limiting the foregoing, the duties and powers of the Managing General Partner shall be to:

(a) Protect and preserve the Partnership’s title and interest in the assets of the Partnership;

(b) With the proceeds of capital contributions, loans and cash receipts, pay all taxes, assessments, and other impositions applicable to the assets of the Partnership and all debts and other obligations of the Partnership;

(c) Negotiate, sign, administer and perform on behalf of the Partnership contracts, appropriate-Partnership documents and other instruments relating to the business of the Partnership including, without limitation: (i) any documents relating to the CMS Loan; (ii) any documents relating to the WestMed Loan, (iii) agreements to purchase ancillary services from WestMed at the lesser of fair market value or fully-loaded Medicare costs and on terms no less favorable than can be reached with unaffiliated third parties, and (iv) any amendments, renewals, extensions or modifications of any of the foregoing documents;

(d) Open, maintain and administer bank accounts in the banks selected by it, deposit and withdraw funds of the Partnership from such accounts, and sign all checks, drafts or orders for payment of the debts and expenses of the Partnership;

(e) Borrow funds for Partnership purposes in accordance with Article II hereof, make calls under Sections 2.2 and 2.6 hereof, and determine whether additional working capital shall be paid in as (i) Partner loans, (id) additional capital contributions, or (iii) unsecured third party loans to the Partnership, and in connection therewith, sign all agreements and instruments evidencing such loans including, without limitation, promissory notes, loan agreements and guaranty and suretyship agreements;

(f) Retain, employ, and coordinate the services of all Partnership employees, accountants, auditors, attorneys, and other consultants or contractors as the Managing General Partner shall determine to be necessary or appropriate for the conduct of the Partnership’s business;

(g) Collect all income due the Partnership;

(h) Purchase or lease all equipment, tools, appliances, materials and supplies necessary for the operation of the Partnership’s business;

(i) Contract for water, gas, electricity, and other services and commodities necessary in the operation and maintenance of the Partnership’s business;

(j) Prepare or cause to be prepared annual operating and capital budgets for the Partnership setting forth the estimated receipts and expenditures of the Partnership for the next Fiscal Year;

(k) Obtain and maintain in the Partnership’s name insurance of such types and in such amounts as it determines is necessary and appropriate reasonably to protect the Partnership;

(l) Act as the tax matters partner for the Partnership for federal income tax purposes, having the power to, make any elections for the Partnership for tax purposes and prepare and timely file or cause to be prepared and timely filed all required Partnership income tax returns, state, federal and, local returns and other documents required under the Federal Insurance Contributions Act and the Federal Unemployment Tax; Act, or any similar federal or state legislation, and all withholding tax returns required for employees of the Partnership, and, notwithstanding any other provision of this Agreement, all of such returns shall be prepared in a manner that, in the Managing General Partner’s reasonable discretion, it believes to be consistent with applicable law;

(m) Settle claims or submit any claim to arbitration or reference, prosecute, defend and settle lawsuits, and handle all matters with governmental agencies;

(n) Issue or cause to be issued securities in the Partnership as provided in Section 2.9 including, without limitation, interests, rights, option, warrants or securities and admit additional or substitute partners;

(o) Amend this Agreement on behalf of the Partnership in accordance with its terms; and

(p) Perform all other normal business functions related to the business and affairs of the Partnership in accordance with this Agreement.

Section 6.2. Authority of Managing General Partner. Any authorized officer of the Managing General Partner shall have full power and authority to execute all documents and take all other actions as may be taken by the Managing General Partner and thereby bind the Partnership with respect thereto. The duly adopted corporate resolution of the Managing General Partner reciting that it has authority to undertake any action shall be conclusive evidence of the authority of the Managing General Partner or any officer or director of the Managing General Partner and, when delivered to any third party, any such third party shall be entitled to rely upon such resolution or statement and shall not be required to inquire further as to any of the facts contained in such resolution or statement, said facts being deemed to be true insofar as such third party is concerned. After delivering such resolution or statement, the Managing General Partner, by signature of its duly authorized officer, may sign any instrument and bind the Partnership, and the Partnership property just as though all of the Partners had also signed.

Section 6.3. Limitations on Managing General Partner’s Authority. Anything in Sections 6.1 or 6.2 notwithstanding, and in addition to those matters requiring the consent of both General Partners as stated elsewhere in this Agreement, the Managing General Partner shall not be empowered, without the consent of the other General Partner, to do or take any of the following actions:

(a) Except as otherwise provided herein, cause or permit the dissolution, liquidation, termination, consolidation or merger of the Partnership, or otherwise to change or reorganize the Partnership into any other legal form.

(b) Authorize the Partnership to sell, assign, exchange, transfer or otherwise dispose of, in a single transaction or series of related transactions, assets of the Partnership with a fair market value, as determined in the reasonable discretion of the Managing General Partner, in excess of $1,000,000 at the time of sale, assignment, exchange, transfer or disposition, except in connection with a liquidation of the Partnership pursuant to Article XII.

(c) Mortgage, pledge, assign or otherwise encumber or pledge the Partnership’s assets (other than ordinary purchase money security interests covering equipment, furniture and other personal property) to secure loans, or to sign any agreements or instruments in connection therewith including, without limitation, security, mortgage or pledge agreements, unless and until such time as the CMS Loan has been fully satisfied, with no opportunity for reborrowings under the terms thereof, the Existing Letter of credit (as that term is defined in Section 6.9(f)(i)) has been returned to WNC or CMS, and WNC has been reimbursed in the amount of the Security Deposit (as that term is defined in Section 6.9(f)(ii)).

(d) Make, execute or deliver any general assignment for the benefit of creditors, or any bond, confession of judgment, guarantee, indemnity bond or surety bond.

(e) Cause the Partnership, or on behalf of or in the name of the Partnership, to acquire any equity interest in, invest in, guaranty or otherwise become obligated or liable for the obligations of any person or entity (including any Affiliate of the Managing General Partner) other than the Partnership.

(f) Possess Partnership property, assign any rights in specific Partnership property or employ or permit the employment of the funds or assets of the Partnership in any manner, except for the benefit of the Partnership.

(g) Make, execute or deliver any documents relating to the lease for the Project (the “Property Lease”) including, without limitation, any documents relating to an amendment, renewal, extension or modification thereof, or any sublease of the Project (other than medical treatment room subleases).

(h) Enter into any agreement for the provision of management services with respect to the Project, if (i) such agreement provides for the management of the Rehabilitation Hospital, the SNF or the Project, or (ii) such management services relate to a component of the Rehabilitation Hospital, the SNF or the Project, and the compensation to be paid therefor is in excess of $7,500 in any month, or $90,000 in any year.

(i) Recruit, appoint and/or dismiss the administrator of the Project, unless and until such time as the CMS Loan has been fully satisfied, with no opportunity for reborrowings under the terms thereof, the Existing Letter of Credit has been returned to WNC or CMS, and WNC has been reimbursed in the amount of the Security Deposit; provided, that any action taken by the Managing General Partner without the consent of the other General Partner shall be taken only after the Managing General Partner consults with the other General Partner. Notwithstanding the foregoing, the parties acknowledge that Page Van Hoy shall be acceptable as the administrator of the Project.

(j) Approve annual operating and capital budgets, for the Partnership, or deviations therefrom, unless and until such time as the CMS Loan has been fully satisfied, with no opportunity for reborrowings under the terms thereof, the Existing Letter of Credit has been returned to WNC or CMS, and WNC has been reimbursed in the amount of the Security Deposit; provided, that any action taken by the Managing General Partner without the consent of the other General Partner shall be taken only after the Managing General Partner consults with the other General Partner.

(k) Incur capital expenditures during any fiscal year in excess of $75,000 which are not part of the approved annual operating and capital budgets.

(l) Incur working capital debt under Section 2.5(a) and (c) in excess of $3,000,000 in the aggregate outstanding at any one time.

(m) Purchase or lease any property from, or enter into any transaction, contract or other agreement or arrangement with, any Affiliate of the Managing General Partner requiring payments by the Partnership of greater than $15,000 during any fiscal year, or cause the Partnership to enter into any transaction with an Affiliate of the Managing General Partner on terms that are not commercially reasonable to the Partnership and as good as or better than such terms as could be obtained from an unaffiliated party under the same or similar circumstances; provided, however, that the Partners hereby agree that any loans to the Partnership in accordance with Article II satisfy the requirements of this Section.

(n) Make any material change-in the mission statement of the Partnership, engage the Partnership in any business venture or change the nature of the Partnership’s business, except as contemplated by this Agreement.

(o) Except as permitted by Article I, admit a person or entity as a Partner, unless and until such time as the CMS Loan has been fully satisfied, with no opportunity for reborrowings under the terms thereof, the Existing Letter of Credit has been returned to WNC or CMS, and WNC has been reimbursed in the amount of the Security Deposit.

(p) Except as provided in Section 7.6, substitute a Managing Partner for WestMed Sub or transfer its interests in the Partnership.

(q) Except as may be required under the Act to effect a transfer of Partnership interests contemplated by Article X or otherwise expressly permitted herein, amend this Agreement.

(r) Acquire, construct or operate on behalf of the Partnership any additional hospital facilities, or increase significantly the size of the Partnership’s hospital facilities.

(s) Convert or reclassify any of the existing license beds of the Project.

(t) Make any loans by the Partnership to a third party, including to Partners or Affiliates of any Partner.

(u) Deal in stocks, bonds, securities or commodities or in the futures market therefor on behalf of the Partnership.

(v) Authorize the hiring of, or otherwise putting on the Partnership’s payroll, any person or entity who has been employed by WestMed or any of its Affiliates at any time during the previous six (6) months, unless the person or entity shall be committed on a full-time basis to the Hospital or the SNF and shall provide services which are legitimate and necessary for the efficient operation thereof.

(w) Determine not to apply for an exemption from the routine service limitation for the SNF with respect to any fiscal year of the Partnership.

(x) Do or cause, permit or suffer to be done any act is violation of this Agreement.

(y) Do any act which would make it impossible to carry on the ordinary business of the Partnership.

Section 6.4. Meetings of the Partners.

(a) Meetings of the Partners may be called by either General Partner. Meetings may be held in person or by telephone conference call. Unless waived by the Partners, at least forty-eight hours prior written notice of the time, date and place of the meeting shall be given to each Partner by the General Partner(s) calling the meeting. Such notice shall specify the business to be conducted at the meeting. Any Partner attending, or participating in, a meeting in person or by proxy shall be deemed to have waived notice thereof.

(b) Each Partner has the right to vote on each matter submitted to it for its consent or approval. Each Partner shall be entitled to vote its Percentage Interest in the Partnership. Action of the Partners may be taken at a meeting of the Partners or by the written consent of the Partners if a copy of the consent form is furnished to all Partners prior to the taking of such action.

(c) A Partner may authorize another Partner to act for it as its proxy at any meeting of the Partners. Every proxy shall be in writing and filed with the General Partners prior to or at the meeting.

(d) The failure of a Partner to respond, within the response period set forth in the request in question (which response period shall be not less than, two (2) days nor more than thirty (30) days from the date on which the Partner in question is deemed to have received such request sent in accordance with Section 14.2 below), either in the affirmative or the negative to any request it receives from a General Partner relating to a proposed act in respect of which such Partner is entitled to vote pursuant to this Agreement shall be deemed conclusively for all purposes to be a vote by such Partner in favor of the act proposed by one or both of the General Partners.

Section 6.5. Governing Board. The General Partners shall form a governing hoard composed of our (4) members, two (2) of whom shall be appointed by WNC and two (2) of whom shall be appointed by WestMed Sub (the “Governing Board”). The Governing Board shall be responsible for the Project’s medical staff credentialing and all similar type medical issues for which the Joint Commission on Accreditation of Healthcare Organizations requires governing board review and approval.

Section 6.6. Fees and Expenses of the General Partners.

(a) In addition to such distributions as it is entitled to receive in respect of its capital contributions or payments in respect of the loans, if any, which it or its Affiliates may make to the Partnership, each General Partner shall be entitled to current reimbursement for all out-of-pocket costs and expenses to third parties, including Affiliates of such General Partner, that each incurs in its own name, or in the name of or on behalf of the Partnership, in carrying out the business and affairs of the Partnership.

(b) In addition to payment for services provided for in any agreement to purchase ancillary services as described in Section 1.11(d), the Managing General Partner or its Affiliates shall be entitled to payments for services, such as the conduct of a tax audit, litigation, the liquidation of the Partnership or any Partner’s interest therein, and other accounting or legal services rendered to the Partnership by third parties other than routine services performed in the ordinary course of business.

(c) A Partner, or its Affiliate, shall be entitled to pass through as expenses to the Partnership, or otherwise charge the Partnership for, only a “Medicare Percentage” of such overhead or home office, costs (including, without limitation, salaries and other expenses of persons or entities who are not on the Partnership’s payroll but who nevertheless provide management or oversight services relating to the Project) which the Partnership has reasonably determined to be reimbursable costs under the Medicare program as allowable overhead or home office expenses relating to the Project. For purposes of this section 6.6(c), the term “Medicare Percentage” shall mean the percentage obtained by dividing the average daily Medicare census for the Project, or applicable portion thereof, by the total average daily census for the Project, or applicable portion thereof, for the calendar month immediately preceding the date on which the expense is incurred. If at any time the Partnership determines, or receives notice under the Medicare program, that a cost for which payment to a, Partner or its Affiliate has previously been made is not an allowable overhead or home office expense, then the Partner, or its Affiliate, which received such payment shall promptly reimburse the Partnership for the amount thereof. Except as provided above, no other overhead or home office costs of any Partner, or its Affiliate, may be charged or passed through to the Partnership. Nothing contained herein shall prevent the Partnership from contracting with, and making payments to, Affiliates of any Partner in accordance with the terms of Section 1.11 or the terms of that certain Asset Purchase Agreement between WNC and the Partnership, dated the date hereof.

Section 6.7. Limitation of Responsibility of General Partners; Indemnification.

(a) No General Partner shall be liable to the Partnership or to any other Partner for any loss arising out of or in connection with the management of the business and affairs of the Partnership, or for any mistake of judgment, or for any action taken or omitted to be taken by it, except by reason of its failure to exercise the care that a reasonably prudent business person in a like position would exercise under similar circumstances, or its gross negligence, willful misconduct or fraud, or by reason of its acting outside of its authority granted herein.

(b) The Partnership shall indemnify each General Partner (and each Affiliate and shareholder, officer, director, employee and agent of each General Partner and its Affiliates) from and hold it harmless from and against any claim, loss, liability, damage or expense, including reasonable attorneys’ fees, arising out of any act by each General Partner (or by any Affiliate or any shareholder, officer, director, employee, agent of each General Partner or an Affiliate), as long as such at or failure to act was not caused by the indemnified party’s breach of the standard of care set forth in Section 6.7(a).

(c) The Partnership shall be permitted to advance funds to any person or entity who may be indemnified by it for legal expenses and other costs incurred as a result of a legal action if the legal action relates to the performance of duties or services by the indemnified party on behalf of the Partnership, and the indemnified party undertakes to repay the advanced funds to the Partnership in cases in which it would not be entitled to indemnification under this Section 6.7.

(d) If a General Partner shall be made, or is threatened to be made, a party to any claim, action or proceeding arising out of its conduct as a General Partner, such General Partner shall give the other Partners written notice of such claim, action or proceeding within two (2) days of obtaining knowledge thereof, and such Partners shall have the right to join in resisting and defending the claim, action or proceeding. Nothing herein shall limit the right of the tax matters partner appointed under Section 6.1(1) to act for the Partnership on federal income tax matters.

Section 6.8. No Authority of Limited Partners to Act. No Limited Partner, in its capacity as such, shall (i) have the power to sign for or bind the Partnership in any manner; (ii), participate in the management or control of the business of the Partnership; or (iii) except as required by the Act or expressly provided in this Agreement, have any right to vote on or consent to any matter.

Section 6.9. Buy-Sell Mechanism.

(a) In the event that the Managing General Partner is unable, after good faith discussions, to obtain consent for any of the actions set forth in Section 6.3, either General Partner may give the other General Partner written notice of the: dispute not resolved in the normal course of business. The Chief Executive Officer of both CMS and WestMed shall meet at a mutually acceptable time and place within thirty (30) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, and shall attempt to resolve the dispute.

(b) If the matter has not been resolved within thirty (30) days following a meeting of such Chief Executive Officers, either General Partner (the “Offeror Partner”) shall have the right, exercisable by written notice (the “Offer”) delivered to the other General Partner (the “Offeree Partner”), to offer to buy all, but not less than all, of the Offeree Partner’s interest in the Partnership at a purchase price and upon the other terms specified in the Offer.

(c) The Offeree Partner must elect by written notice (the “Notice of Election”) delivered to the Offeror Partner within sixty (60) days after receipt of the Offer, either:

(i) to sell the Offeree Partner’s entire interest in the Partnership to the Offeror Partner at the purchase price and on the other terms specified in the Offer; or

(ii) to offer to purchase the Offeror Partner’s entire interest in the Partnership at the purchase price and on the terms specified in the Offer.

(d) If the Offeree Partner elects clause (i) of Section 6.9(c), the General Partners shall, within thirty (30) days after receipt of the Notice of Election, execute such document and instruments reasonably required by the Offeror Partner to sell and transfer the Offeree Partner’s interest in the Partnership to the Offeror Partner at the purchase price and on the other terms specified in the Offer, and the closing of such sale shall take place as soon as practicable but in any event within thirty (30) days thereafter. At such closing, the Offeree Partner shall sell and transfer its interest in the Partnership to the Offeror Partner free and clear of encumbrances other than encumbrances arising out of the Partnership’s financing, if any, and the Offeror Partner shall repay the principal of and interest on the loans of the Offeree Partner or the parent or affiliate of the Offeree Partner (including, but not limited to, the CMS Loan, the WestMed Loan or Partner loans, as applicable) outstanding on the date of such closing, regardless of whether the terms of the Offer contemplate repayment of such loans.

(e) If the Offeree Partner elects clause (ii) of Section 6.9(c), the General Partners shall, within thirty (30) days after receipt of the Notice of Election, execute such documents and instruments reasonably required by the Offeree Partner to purchase the Offeror Partner’s interest in the Partnership at the purchase price and on the other terms specified in the Offer, and the closing of such purchase shall take place as soon as practicable but in any event within thirty (30) days thereafter. At such closing, the Offeree Partner shall purchase the Offeror Partner’s interest and the Offeror shall sell and transfer its interest in the Partnership to the Offeree free and clear of encumbrances other than encumbrances arising out of the Partnership’s financing, if any, and the Offeree Partner shall repay the principal of and interest on the loans of the Offeror Partner or the parent or affiliate of the Offeror Partner (including, but not limited to, the CMS Loan, the WestMed Loan or Partner loans, as applicable) outstanding on the date of such closing, regardless of whether the terms of the Offer contemplate repayment of such loan.

(f) In the event that WestMed Sub purchases WNC’s interest in the Partnership pursuant to this Article VI, WestMed Sub shall, at or prior to the closing of such purchase:

(i) deliver (or cause to be delivered) to Meditrust Mortgage Investments, Inc., a Delaware corporation (“Lender”) a new letter of credit (the “Replacement Letter of Credit”) in substitution for WNC’s Irrevocable Transferable Letter of Credit issued for the benefit of Lender by NationsBank of Texas, N.A. on July 10, 1995 in the amount of $4,052,846 and/or any other then outstanding letter of credit of WNC or CMS required under or pursuant to the Property Lease (the “Existing Letter of Credit”), and shall have caused the Existing Letter of Credit to be returned to WNC or CMS as applicable; and

(ii) reimburse WNC in the amount of $375,000, or such other amount as shall then be deposited by WNC and/or CMS with Tustin Rehab Hospital, Ltd., an Alabama limited partnership (“Landlord”) as a security deposit under the Property Lease (the “Security Deposit”), whereupon WNC and/or CMS, as applicable, shall assign the Security Deposit then deposited with Landlord to WestMed Sub.

(g) Neither General Partner shall be entitled to make an offer under Section 6.9(a) during the pendency of a Bona Fide Offer under Section 10.2 herein (relating to the right of first refusal) or after the occurrence of an Event of Dissolution under Article XII.

(h) In the event of a sale of a Partner’s interest under this Section 6.9, the noncompete provisions contained in Section 8.1 hereof shall continue to apply to the General Partner who sells its interest in the Partnership for three (3) years after it ceases to be a Partner and such General Partner shall not solicit, employ or enter into any contractual arrangement, with any employee of the Partnership during such three (3) year period.

ARTICLE VII:

PURCHASE OPTION

Section 7.1. Grant of Purchase Option. WNC hereby grants to WestMed Sub the right and option, subject to the terms and conditions contained herein, to purchase all, but not less than all, of WNC’s entire interest in the Partnership, as both a General Partner and a Limited Partner (the “Option”). The purchase price for WestMed Sub’s exercise of the Option shall be an amount equal to the principal of and interest on the CMS Loan, and any loan made by WNC to the Partnership in accordance with Section 2.2, outstanding on the date of the Purchase Closing (as that term is defined in Section 7.3), and shall be paid in cash at the Purchase Closing.

Section 7.2. Term of Purchase Option. The Purchase Option may be exercised at any time after the first annual anniversary of the Closing under the Asset Purchase Agreement, and shall expire, if not previously exercised, at 11:59 p.m., Eastern time, on the second annual anniversary of the Closing under the Asset Purchase Agreement.

Section 7.3. Exercise of Purchase Option. WestMed Sub shall have the right, but not the obligation, to exercise the Purchase Option at any time during the one-year period provided in Section 7.2, WestMed Sub shall exercise the Purchase Option by giving WNC written notice of such exercise of the Option, whereupon WNC and WestMed Sub shall, as promptly as practicable, consummate WestMed Sub’s purchase of WNC’s entire Partnership interest pursuant to this Article VIII, (the “Purchase Closing”); provided, however, that all of the following conditions precedent to WNC’s obligation to sell its interest in the Partnership shall have been met:

(a) WestMed Sub shall have received prior to the Purchase Closing the written consents of each of Landlord and Lender to WestMed Sub’s purchase of WNC’s entire Partnership interest (the “Additional Interest”). If WestMed Sub exercises the Option, CMS shall use its best efforts to obtain such consents; provided, however, that this Section 7.3(a) shall not rewire CMS or WNC to pay money to any person or entity or agree to any additional terms or conditions in exchange for such consents;

(b) WestMed shall have delivered (or shall have caused to be delivered) to Lender at or prior to the Purchase Closing the Replacement Letter of Credit in substitution for the Existing Letter of Credit, and shall have caused the Existing Letter of Credit to be returned to WNC or CMS, as applicable;

(c) WestMed shall have reimbursed WNC at or prior to the Purchase Closing in the amount of the Security Deposit, whereupon WNC and/or CMS, as applicable, shall assign the Security Deposit then deposited with Landlord to WestMed Sub;

(d) WestMed and WestMed Sub shall assume all obligations relating to the Project at and after the date of the Purchase Closing (the “Assumed Liabilities”) and shall indemnify and hold WNC and CMS harmless from and against all liabilities resulting from any Assumed Liability;

(e) WNC shall have delivered to WestMed Sub a closing certificate, signed by an officer of WNC and dated the Closing Date, to the effect that: (i) WNC is a corporation validly existing and in good standing under the laws of the State of its incorporation; and (ii) WNC has the right; authority, power and capacity to sell the Additional Interest to WestMed Sub, free and clear of any restriction, charge, claim or encumbrance; and

(f) The Partnership shall have distributed to WNC the Cash Flow of the Partnership, in accordance with WNC’s Percentage Interest in the Partnership, for all periods through the date of the Purchase Closing.

Section 7.4. Purchase Closing. The Purchase Closing shall take place within thirty (30) days after the consents of Landlord and Lender set forth in Section 7.3(a), have been obtained.

Section 7.5. Operating Performance Guarantee.

(a) At the Purchase Closing (if any), CMS shall enter into an operating performance guarantee agreement with WestMed (the “Guarantee”). Under the Guarantee, CMS shall make monthly payments to WestMed in the amount of $62,500 on the first day of each month beginning on the first full month following the data of the Purchase Closing and ending on June 1, 2005. Notwithstanding the foregoing, the amount of each such monthly payment to WestMed shall be reduced (i) dollar for dollar (but in no event by more than $20,833.33 per month) to the extent that WestMed or any of its Affiliates receives Medicare or Medicaid reimbursements in excess of the routine service limitation in effect on December 31, 1995 for the SNF (without taking into account any adjustment to the limit which may thereafter occur), and (ii) by fifty percent (50%) of the Project’s pre-tax income in excess of $162,500 per fiscal quarter (the “Income Target”). The Income Target shall be increased by five percent (5%) on each annual anniversary of the Purchase Closing. The Guarantee shall permit CMS access, during the term thereof, to all financial statements, records and cost reports of the Project for the purpose of verifying the operating results of the Project.

(b) With respect to reductions to the Guarantee pursuant to Section 7.5(a)(i), all such Medicare or Medicaid reimbursements received by WestMed or any of its Affiliates relating to the SNF shall be applied to reduce CMS’ monthly payments for the period to which such reimbursements relate, rather than to the period in which such reimbursements are received. Upon receipt, by WestMed or any of its Affiliates of any such reimbursements, WestMed shall promptly notify CMS, and shall, within 10 days of receipt of such reimbursements, remit to CMS all or such portion of such reimbursement as was overpaid by CMS pursuant to Section 7.5(a)(i) for the period to which such reimbursement pertains.

(c) Within 30 days after the end of each fiscal quarter, WestMed shall notify CMS of the Project’s pre-tax income for such fiscal quarter by delivery of income statements for the Project prepared in accordance with generally accepted accounting principles consistently applied. To the extent that the Project’s pre-tax income for such fiscal quarter exceeded $162,500, CMS shall be entitled to reduce the Guarantee pursuant to Section 7.5(a)(ii) by a credit against the monthly payment or payments described in Section 7.5(a) next becoming due.

Section 7.6. Failure to Exercise Purchase Option. If the Purchase Closing does not occur, for any reason, on or before 11:59 p.m., Eastern time, on June 30, 1998, WNC may require WestMed to deliver the Replacement Letter of Credit to Lender, to return the Existing Letter of Credit to CMS, and to reimburse WNC in the amount of the Security Deposit (whereupon WNC and/or CMS, as applicable, shall assign the Security Deposit then deposited with Landlord to WestMed Sub), within thirty (30) days of WNC’s demand therefor. If WestMed shall fail to do any or all of the foregoing upon WNC’s demand therefor, WNC shall have the right and option, exercisable at any time thereafter upon written notice to WestMed Sub, to become the sole Managing General Partner of the Partnership, with the same power and authority as WestMed Sub shall have as of the date hereof pursuant to Section and elsewhere herein.

Section 7.7. Routine Service Exemption. As of the date hereof, the Medicare fiscal intermediary (the “Intermediary”) for the Project has recommended the approval of a routine service exemption relating to the SNF for the Project’s 1994 fiscal year, based on the high acuity of the SNF’s patients. In light of this recommendation, and the belief that the high acuity of the SNF’s patients will continue in the future, the Managing General Partner shall continue to apply for exemptions from the routine service limitation for the SNF with respect to each fiscal year of the Partnership, provided that reasonable grounds for an exemption continue to exist. In the event that the Managing General Partner determines that reasonable grounds cease to exist for an exemption from the SNF’s routine service limitation in any fiscal year, the Managing General Partner shall give, prompt written notice: of such determination to the other General Partner, and shall provide such other General Partner an opportunity to object to such determination.

ARTICLE VIII:

NON-COMPETITION

Section 8.1. Non-Competition. No Partner shall, either directly or indirectly through any of its respective Affiliates, own any interest in, manage or be affiliated in any way, with any inpatient or outpatient facility, unit or beds or other facility used for providing acute or sub-acute rehabilitation services located or to be located within a twenty-five (25) mile radius of the Project (other than the Project) (a “Competing Project”) without the prior written consent of each other Partner provided, however, that nothing contained in this Section 8.1 shall be construed as prohibiting or restricting the following:

(a) WestMed’s continued operation of a 15-bed transitional care unit in the Western Medical Center-Santa Ana, 1001 N. Tustin Avenue, Santa Ana, California (the “TCU”) and a 202-bed skilled nursing care facility located at 600 East Washington, Santa Ana, California (“Bartlett”), insofar as either the TCU or Bartlett provides sub-acute rehabilitation services to patients who (i) are not (a) diagnosed with any of the ten (10) rehabilitation diagnoses recognized by HCFA and described in Schedule 8.1 attached hereto, or (b) diagnosed with, or do not require, any of the procedures described in the International Classification of Diseases, Ninth Revision, Clinical Modification, Fifth Edition, issued by the U.S. Department of Health and Human Services listed on Schedule 8.1 attached hereto; and (ii) do not have a medical diagnosis which requires more than 1 1/2 hours of physical therapy, occupational therapy and/or speech therapy three (3) days a week. By way of illustration, and not of limitation, any pulmonary patients requiring more than 1 1/2 hours of therapy more than three (3) days a week may not be treated at the TCU or Bartlett, notwithstanding that pulmonary diagnosis is not included on Schedule 8.1.

(b) The continued operation by Western Neurologic Residential Centers, a wholly-owned subsidiary of WNC, of rehabilitation center and residency programs for comatose or brain-injured patients.

Section 8.2. Acquired Entity. In the event WNC, or any of its Affiliates, acquires another entity (the “Acquired Entity”) (whether by asset or stock purchase, merger or consolidation), the restriction contained in Section 8.1 shall not apply to any Competing Project with respect to which WNC, or any of its Affiliates, would own, operate, manage or be affiliated in any way as a result of such acquisition; provided, that the Competing Project represents less than fifteen percent (15%) of the Acquired Entity’s assets, sales or net income; and provided further, that any free-standing acute rehabilitation hospital acquired as part of such acquisition and located within 25 miles of the Project will be sold by WNC or its Affiliate within six (6) months after such acquisition.

Section 8.3. Default. If a Partner is in default under this Agreement pursuant to Sections 2.4, 10.1 or otherwise, and as a result of such default ceases to be a Partner herein, then (i) the provisions contained in Section 8.1 shall continue to apply to such Partner for two (2) years after it ceases to be a Partner herein, and (ii) such Partner shall not solicit, employ or enter into any contractual arrangement with any employee of the Partnership during such two (2) year period (other than any employee of the Partnership who had been employed by such Partner prior to any such default). This Section 8.3 shall survive any dissolution of the Partnership or termination of this Agreement.

ARTICLE IX:

BANK ACCOUNTS; BOOKS OF ACCOUNT; REPORTS

Section 9.1. Bank Accounts. All funds of the Partnership shall be deposited in accounts at banks selected by the Managing General Partner. Withdrawals from any such bank account or accounts shall be made in the Partnership’s name upon the signature of the Managing General Partner. Funds in any such account shall not be commingled with the funds of any Partner. The Managing General Partner shall send to any Partner which so requests a copy of the Partnership’s most current bank statement promptly after its receipt by the Partnership.

Section 9.2. Books and Records of Account. All books and records of account for the Partnership, which shall reflect a full and accurate record of each transaction of the Partnership, shall be kept at the principal offices of the Partnership.

Section 9.3. Financial Statements and Reports.

(a) The Managing General Partner shall cause to be prepared, at the Partnership’s expense, all financial and other reports required under applicable laws and shall cause copies of all such reports to be furnished to each Partner.

(b) The Managing General Partner shall furnish to each Partner, at the Partnership’s expense, monthly interim financial statements of the Partnership, to be furnished within fifteen (15) days after the end of each month, consisting of an unaudited balance sheet and income statement, and the following annual statements to be furnished within one hundred twenty (120) days after the close of each fiscal year: (i) a cash flow statement for such period showing in reasonable detail the computation of Cash Flow for such period and its distribution, (ii) a balance sheet of the Partnership as of the close of such period, (iii) a statement of income and expenses of the Partnership for such period, and (iv) such information from the Partnership’s annual information return as is necessary for the Partners to prepare their federal, state and local income tax returns. The Managing General Partner shall prepare the annual financial statements of the Partnership in accordance with generally accepted accounting principles. At the close of any Fiscal Year, either General Partner shall have the right to request in writing that a formal audit be made of the Partnership’s financial statements and reports, such audit to be conducted by independent certified public accountants, jointly approved by both General Partners, at the expense of the Partnership.

Section 9.4. Inspections.

(a) The books and records of the Partnership and all other Partnership documents (including an executed counterpart of this Agreement and all amendments and supplements hereto) shall at all times be kept at the principal offices of the Partnership, and may be inspected and photocopied upon reasonable notice during normal business hours by any Partner at such Partner’s sole expense.

(b) Each Partner shall have the right and privilege at any time, at its own cost and expense, to inspect any properties or assets of the Partnership.

(c) The Managing General Partner shall (and, if the Managing General Partner carries out any of its duties under this Agreement through a subcontract with a related organization and such subcontract has a value or cost of $10,000 or more during any 12-month period, such subcontract shall contain a clause to the effect that the subcontractor shall) until the expiration of our (4) years after the furnishing of services pursuant to this Agreement, make available, upon written request by the Secretary of Health and Human Services (“HHS”) or upon request by the U.S. Comptroller General, or any duly authorized representative of either of them, this Agreement, the books, documents, and records of the Partnership (or such subcontractor) that are necessary to verify the nature and extent of the costs incurred by the Project in purchasing services hereunder.

ARTICLE X:

TRANSFER OF PARTNERSHIP INTERESTS

Section 10.1. General Transfer Provisions and Restrictions.

(a) Except as set forth in Section 10.1(f) below, and subject to the right of first refusal set forth in Section 10.2, no Partner may sell, convey, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of or take any action prohibited by Section 10.1(b) below (any such event, a “Transfer,” and the taking of any such action, to “Transfer”) all or any portion of, or right in or to, its interest in the Partnership, without the consent of the General Partners.

(b) Any issuance, sale, disposition, pledge, hypothecation, or other encumbrance of capital stock, partnership interests, options, warrants, rights or other equity securities or rights to obtain such securities by any Partner that is a corporation, partnership, association or other entity or by any shareholder or other owner of any Partner shall constitute a Transfer under this Article X and may not be made without the consent of the General Partners. Each Partner shall, and shall cause each owner of any interest in such Partner to, execute such agreements as may be required to effectuate this restriction on Transfers.

(c) All Transfers shall be by instrument in form and substance satisfactory to the General Partners. Any Transfer in violation of this Agreement shall be null and void and shall not operate to vest any rights in any transferee. Every transferee of any interest in the Partnership who wishes to participate in the partnership as a Partner shall execute a counterpart of this Agreement accepting and adopting all of the terms and provisions of this Agreement (including, without limitation, the provisions of Article VII and Section 10.2) as the same may have been amended from time to time, The transferor shall execute and acknowledge all such instruments, in form and substance satisfactory to the General Partners as may be necessary or desirable to effectuate such Transfer or purchase, including the furnishing of such information about the proposed transferee as any General Partner shall reasonably request.

(d) Except for Transfers pursuant to Section 10.1(f), either General Partner may require, as a condition to any Transfer, that the transferee deliver to the General Partners an opinion of counsel that the Transfer (a) will not cause the Partnership to be classified for federal income tax purposes as an association taxable as a corporation (provided, however, that no opinion of counsel shall be required on such issue if (i) Treasury regulations have been promulgated, and are in effect, that implement the “check-the-box” approach to partnership classification as contemplated in Internal Revenue Service Notice 95-14, and (ii) the Partnership’s classification as a partnership for federal income tax purposes under such “check-the-box” approach will not be adversely affected by such Transfer), and (b) will not cause a termination of the Partnership under section 708 of the Code.

(e) In no event shall the Partnership dissolve or terminate upon the admission of any Partner to the Partnership or upon any permitted Transfer of a Partnership interest by any Partner. Each Partner hereby waives its right to dissolve, liquidate or terminate the partnership in such event.

(f) Notwithstanding the foregoing Sections 10.1(a), (b) and (d), no consent shall be required for any of the following Transfers; provided, however, that in the case of a Transfer described in clauses (ii) or (iii) below, the transferee delivers to the General Partners an instrument wherein the transferee agrees to be bound by all the terms and conditions of this Agreement:

(i) in order to secure borrowings by any General Partner or its Affiliates, the pledge, assignment or other grant of a security interest by (1) such General Partner of its Partnership interest, or (2) the owner of the stock of such General Partner of its stock in such General Partner, which pledge, assignment or other grant of a security interest shall be subject to the terms and conditions of such borrowings;

(ii) the transfer or assignment by WNC or WestMed Sub of all or any portion of its respective Partnership interest to an Affiliate of each such entity; or

(iii) the transfer of the stock of WNC or WestMed Sub by its respective parent to an Affiliate thereof.

Section 10.2. Permitted Transfers; Right of First Refusal. (a) With respect to Transfers not permitted by Section 10.1, instead of consenting or refusing to consent to a Transfer of a Partner’s interest, any Partner whose consent is required may elect to exercise a right of first refusal with respect thereto as hereinafter provided. In the event that a Partner desires to sell its interest in the Partnership to and shall have received a bona fide offer to purchase its interest in the Partnership from a third party, such Partner (hereinafter, the “Selling Partner”) shall first offer to sell its interest in the Partnership to the other Partner (hereinafter, the “Remaining Partner”) upon the same terms and conditions as contained in such third party offer (a “Bona Fide Offer”) by giving written notice thereof (the “Notice of Sale”) to the Remaining Partner. The Remaining Partner, upon such notification, shall, within ninety (90) days of receipt of such Notice of Sale, either (i) notify the Selling Partner of its election to purchase, on the same terms and conditions as those contained in the Notice of Sale, the Selling Partner’s Partnership interest, at a purchase price equal to the product of (A) the purchase price named in the Bona Fide Offer and (B) the percentage of the Selling Partner’s interest in the Partnership that such Remaining Partner desires to purchase, or (ii) grant its approval to such proposed assignment or transfer, or (iii) withhold its approval to such proposed assignment or Transfer, which right shall be in its sole discretion. If the offered Partnership Interest is not so sold with the ninety (90) day period, it may not thereafter be sold without again providing the Remaining Partner with the same rights of first refusal as are contained in this Section 10.2(a). The right of first refusal contained in this Section 10.2(a) shall also apply in the event of a transfer pursuant to a foreclosure by, or assignment for the benefit of a creditor in connection with a pledge, assignment, or other security interest as contemplated by Section 10.7. Any approval of an assignment or transfer pursuant to this Section 10.2(a) shall not extinguish any future rights under this Section 10.2(a) or Article VII, and the provisions of this Section 10.2(a) and Article VII shall be binding upon any transferee of any interest in the Partnership.

(b) Upon the bankruptcy of any Partner, the Partnership or, at its sole election, the other General Partner, shall have the option upon the giving of written notice to the representative of the bankrupt Partner to purchase the entire Partnership interest of such bankrupt Partner. Within ninety (90) days from the date of such notice the Partner shall sell to the Partnership or the General Partner, as the case may be, and the Partnership or the General Partner shall purchase all of the Partnership interest owned by such Partner.

(c) If the General Partners determine that any existing or proposed federal or state law, regulation, rule or court or administrative decision, applicable or potentially applicable to the Partnership or its business or to any Partner (the “Legal Provisions”) could reasonably be interpreted to render it illegal for a Partner to refer patients to the Project or any other facility operated by the Partnership or to Provide services or recommend that any person obtain services from or at the Project or such other facility or otherwise through the Partnership, the General Partners shall (i) modify and amend the terms of this Agreement as it deems necessary or appropriate to make such terms consistent with any such Legal Provisions with any other requirements of law, or (ii) if it is not reasonably practicable to amend this Agreement without materially and adversely altering the rights of the Partners, notify the Partners, and within sixty (60) days of such notice, the Partnership shall purchase, and each other Partner shall sell, its Partnership interest for the purchase price set forth in Section 10.2(d) below.

(d)(i) The purchase or sale price of any Partnership interest under Section 10.2(a) shall be an amount equal to the amount specified in the Bona Fide Offer. The purchase or sale price of any Partnership interest purchased pursuant to Section 10.2(b) above shall be an amount equal to the fair market value of the Partnership interest being purchased as determined by an independent appraiser appointed by the Managing General Partner, which appraiser shall have experience in valuing interests similar to the Partnership interests being purchased. The purchase or sale price of any Partnership interest sold or otherwise transferred pursuant to Section 10.2(c) shall be equal to the lesser of the Selling Partner’s (i) Capital Account balance, or (ii) aggregate capital contributions on the date of the notice described in Section 10.2(c).

(ii) Payment for any Partnership interest purchased pursuant to Section 10.2(a) above shall be made on the same terms as contained in the Bona Fide Offer and for any purchase under Section 10.2(b), above in cash at the closing for such purchase.

(e) Closing for the purchase of any Partnership interest purchased under this Section 10.2 shall occur at a time and place reasonably acceptable to both the seller and the purchaser of such Partnership Interest. If no time and place are agreed upon, the closing shall be held at the Partnership’s principal office at 10:00 a.m. on the thirtieth (30th) day after the expiration of the applicable notice period provided for in Sections 10.2(a), (b) or (c) hereof, as applicable.

(f) At the closing for the purchase of any Partnership interest under this Section 10.2, the seller of such Partnership interest shall represent and warrant to the purchaser that such Partnership interest is held by the seller free and clear of any lien, pledge, security interest or other encumbrance whatsoever (except for encumbrances under, this Agreement or in respect of Partnership borrowings or borrowings contemplated by Section 10.1(f)(i)) and that the purchaser of such Partnership interest is acquiring good title to the Partnership interest, free and clear of all such liens, encumbrances and other objections or exceptions.

(g) The seller of any Partnership interest under this Section 10.2 shall also take, or cause to be taken, all such actions and shall execute and deliver, or cause to be executed and delivered, all such documents, writings, certificates, filings and other materials as treasonably may be necessary to transfer such Partnership interest in accordance with all applicable federal and state laws including, without limitation, federal securities and tax laws.

(h) With respect to any Partnership interest purchased under this Section 10.2, the payment of the purchase price shall be deemed conclusively to be in complete liquidation and satisfaction of all the rights and interest of such Partner, or such Partner’s representative, as the case may be, and all persons or entities claiming by, through, or under such Partner or such Partner’s representative in and in respect of the Partnership including, without limitation, any Partnership interest, and rights in specific Partnership property, and any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the Partners.

Section 10.3. Waiver of Partition. No Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or of any of its assets or properties or cause the sale of any Partnership property, and notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representatives, successors or assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Partnership interest, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

Section 10.4. Expenses. All expenses of the Partnership and of the General Partners occasioned by a Transfer of a Partner’s interest permitted under Section 10.1 shall be borne by the Partner effecting such Transfer. Each Partner shall bear its own expenses with respect to a Transfer of a Partner’s interest permitted under Section 10.2 and the expenses of the Partnership occasioned by such Transfer shall be borne by the Partner effecting the Transfer.

Section 10.5. Transfers upon Foreclosure of Pledged Interests. Notwithstanding the provisions contained in Section 10.1, any Partnership interest in the Partnership may be Transferred, subject to the right of first refusal contained in Section 10.2, pursuant to a foreclosure by or assignment for the benefit of a creditor of a Partner or Affiliate of a Partner to whom such Partner or Affiliate has pledged its Partnership Interest in accordance with Sections 2.5 or 10.1. Any such Transfer to a creditor transferee shall not cause the Partnership to be dissolved, and each Partner hereby grants to any creditor transferee a proxy to vote to reconstitute the Partnership and continue its business in the event that any such Transfer would otherwise result in a termination or dissolution of the Partnership.

Section 10.6. Allocations With Respect to Transferor’s Interest. Upon the permitted assignment by a Partner of all or any part of its Partnership interest, each item of Partnership income (or loss) and deduction allocable to the interest shall be pro rated (as to the transferred interest) between transferor and transferee on the basis of the number of days in the taxable year of the Partnership preceding (and including) and succeeding the data as of which the assignment is executed. Gain or loss from the sale or other taxable disposition of a Partnership capital asset shall be allocated to the parties which Were Partners at the time such gain or loss was recognized by the Partnership.

Section 10.7. Section 754 Election. The General Partners may cause the Partnership to elect, pursuant to section 754 of the Code, to adjust the basis of Partnership property as provided in section 734(b) and 743(b) of the Code. The Managing General Partner shall be responsible for determining the adjustments required or permitted by such sections of the Code; provided, however, that, in the case of any adjustment required or permitted under section 743(b) of the Code, the transferee Partner or Partners shall be solely responsible for determining the adjustments required thereunder unless such Partner or Partners provide the Managing General Partner with all the information necessary for the Managing General Partner to determine the adjustments. If any adjustments to the basis of Partnership property are made pursuant to sections 732(d), 734(b) or 743(b) of the Code, the Capital Accounts of the Partners shall be adjusted as specified in Treas. Reg. §1.704-1(b)(2)(iv)(m).

ARTICLE XI: ADMISSION OF NEW PARTNERS

Section 11.1. Procedure. New Partners may be admitted to the partnership only as a result of a Transfer of a Partner’s interest pursuant to Article X or the issuance of additional Partnership interests pursuant to Article II. The Percentage Interest of any such new Partner shall be as fixed in accordance with Section 3.1(b) above. Each new Partner shall sign a supplement to this Agreement at the time such new Partner is admitted confirming the admission of the new Partner as a Partner hereunder.

Section 11.2. Amendment. In connection with the admission of any new Partner to the Partnership, the General Partners shall have the power, right, and authority (subject to the limitations on this power as set forth in Section 14.3 below) to amend this Agreement to reflect the rights and obligations of such new Partner including, without limitation, such new Partner’s obligations to contribute to the capital of the Partnership, rights to distributions, or rights to approve or consent to Partnership actions.

ARTICLE XII:

DISSOLUTION AND LIQUIDATION OP THE PARTNERSHIP

Section 12.1. Events of Dissolution. (a) The occurrence of any of the following events shall constitute an event of dissolution of the Partnership (such event, an “Event of Dissolution”):

(i) the failure of WNC and the Partnership to close for any reason whatsoever, prior to May 31, 1996, under that certain Asset Purchase Agreement by and between WNC and the Partnership, dated March 13, 1996 (unless the date of Closing under the Asset Purchase Agreement has been extended by mutual agreement of WNC and the Partnership in accordance with the terms thereof); or

(ii) The vote of all of the General Partners to dissolve, liquidate and wind up the affairs of the Partnership; or

(iii) The expiration of the term provided in Article I hereof, unless extended by all of the Partners; or

(iv) The dissolution or bankruptcy of a General Partner or any parent company thereof, or the making of any assignment for the benefit of creditors or the appointment of a trustee or receiver for the property of a General Partner or any parent company thereof, or the seizure of a General Partner’s partnership interest by a creditor, or a General Partner’s being responsible for any act which would justify a decree of dissolution of the Partnership under the laws of the State of Delaware; or

(v) The breach by a Partner of any of its obligations contained in Section 2.2. or Section 10.1 and failure to remedy such breach within twenty (20) days after written notice by the non-breaching General Partner of its intent to cause the dissolution and liquidation of the Partnership because of such continuing failure; or

(vi) The acquisition by a single entity of all of the Partnership interests;

(vii) The sale or other disposition of all or substantially all of the assets of the Partnership unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, in which case the Partnership shall not dissolve until the last day of the calendar year during which the Partnership shall receive the balance of such deferred payment; or

(viii) The issuance of a final, unappealable order of any governmental authority or regulatory body having such authority and jurisdiction requiring termination of the Partnership.

Section 12.2. Continuation of the Business of the Partnership After Certain Events of Dissolution. Subsequent to any Event of Dissolution, the business of the Partnership may be continued only if all Partners agree in writing to reconstitute the Partnership and continue its business.

Section 12.3. Effect of Dissolution. Upon the occurrence of an Event of Dissolution, the Partnership shall not terminate but shall, unless its business is continued pursuant to Section 12.2 above, continue solely for the purposes of winding up its business and liquidating in accordance with this Article XII all of the assets owned by the Partnership (until all such assets have been sold or liquidated) and collecting the proceeds from such sales and all receivables of the Partnership until the same have been written off as uncollectible, at which time the Partnership shall be wound up. Unless the business of the Partnership is continued as provided in Section 12 above, after the occurrence of an Event of Dissolution the Partnership shall engage in no further business other than that necessary for the Partnership to operate on an interim basis and for the Partnership to collect its receivables, liquidate its assets and pay or discharge its liabilities in accordance with this Article.

Section 12.4. Sale of Assets by Liquidator. Unless the business of the Partnership is continued as provided in Section 22.2, upon dissolution of the Partnership, the Managing General Partner shall, as “Liquidator,” proceed to wind up the affairs of the Partnership and distribute its assets in accordance with the remaining Sections of this Article XII, unless the Managing General Partner is unable or unwilling to serve as Liquidator, in which case a substitute Liquidator shall be appointed by the vote of a majority in interest of the Partners.

Section 12.5. Liquidation.

(a) After liquidation of the Partnership, the assets of the Partnership shall be distributed or applied in the following order of priority (using cash or cash equivalents first):

(i) to pay all creditors of the Partnership who are not Partners (including, without limitation, CMS and WestMed) and to pay all the expenses of liquidation;

(ii) to the creation of any reserves which the liquidator deems reasonably necessary to meet any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership;

(iii) to repay any Partner’s loans pro rata among such loans, paying all past-due interest first pro rata, then all current interest pro rata, and then all remaining outstanding principal pro rata; and

(iv) to the Partners in accordance with Section 3.3.

(b) The assets of the Partnership shall be liquidated as promptly as possible so as to permit distributions in cash. Such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the liquidator’s opinion complete liquidation of the assets of the Partnership within a reasonable period of time proves impractical, assets of the Partnership other than cash may be distributed to the Partners in kind but, without limitation, only after all cash and cash-equivalents received by the Partnership in a liquidating sale pursuant to this Section 12.6 have first been distributed. Any asset distributed in kind pursuant to this Section 12.6, shall be distributed to the Partners in accordance with their then positive Capital Accounts as determined after (A) reduction for distributions of cash and cash-equivalents made pursuant to this Section 12.6, and (B) adjustment to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property would be allocated among the Partners (pursuant to Article V) if there were a taxable disposition of such property for its fair market value on the date of distribution.

(c) Each Partner shall be furnished with a statement prepared by the Partnership’s accountants, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation, and the Capital Account of each Partner prior to any distribution in liquidation.

(d) Dissolution shall be effective on the date of the event giving rise to the dissolution, but the Partnership shall not terminate until the assets thereof have been distributed in accordance with the provisions of this Article XII.

Section 12.6. Liquidation of Remaining Assets. The liquidator shall proceed with the liquidation of the Partnership in the manner provided for in Section 12.2 and shall promptly obtain an appraisal of the assets and interests of the Partnership by an independent appraiser unless a prior appraisal of such assets or interests has already been obtained. All of the assets and interests of the Partnership, other than cash and other than the properties to be acquired by each Partner under Section 12.2(c), shall be offered (either as an entirety or on an asset-by-asset basis) promptly for sale, upon such terms as the liquidator shall determine using the above appraisal(s) as a guide. The Partners, including the General Partners, and their Affiliates shall have the right to negotiate or bid on an arm’s length basis for any or all of the assets and-leasehold interests being offered for sale from and after such date as is ninety (90) days after the Partnership terminates, but not before such date. The decision to accept or reject, an offer to acquire assets or leasehold interests of the Partnership shall be made solely by the liquidator in its reasonable judgment.

Section 12.7. Time Limitations on Liquidating Distributions. Nothing in this Article XII shall be construed to extend the time period prescribed under Treas. Reg. §1.704-1(b)(2)(ii)(b) for making liquidating distributions of the Partnership’s assets. In the event the liquidator deems it impractical to make distributions of the liquidating proceeds to the Partners within such time period, the liquidator may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the Partnership’s assets to the Partners within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in a manner that gives effect, to the extent possible, to the intent of the preceding provisions of this Article XII.

Section 12.8. Liquidation Following Withdrawal of Certain Patterns. If the liquidation of the Partnership is occasioned by its dissolution as a result of the withdrawal of all Partners other than the General Partners, all assets of the Partnership shall be distributed to the General Partners, and the only amounts to which any withdrawing Partner shall be entitled shall be the amount of accrued and unpaid distributions payable to it pursuant to Article IV through the date of withdrawal.

ARTICLE XIII:

REPRESENTATIONS AND WARRANTIES

Section 13.1. Representations and Warranties of the Partners. Each Partner represents and warrants to the other Partner that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) It has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

(c) The execution, delivery and performance by such Partner of this Agreement has been duly authorized by all necessary corporate action and does not contravene (i) any law applicable to the Partner or any rule, judgment, order, writ, injunction or decree of any court applicable to such Partner, (ii) any rule or regulation of any administrative agency or other governmental authority applicable to such Partner, (iii) the Certificate of Incorporation or by-laws of such Partner, or (iv) any material agreement, indenture, instrument, contract or other agreement by which such Partner is bound.

(d) This Agreement, when executed and delivered by such Partner, will be the legal, valid and binding obligation of such Partner, enforceable against it in accordance with its terms.

ARTICLE XIV:

MISCELLANEOUS

Section 14.1. Counterparts. Each Partner and any new or substitute Partner shall become a signatory hereof by signing such number of counterparts of this Agreement and such other instrument or instruments, and in such manner, as the General Partners shall determine.

Section 14.2. Notices, Any notice or document required or permitted to be given hereunder shall be in writing and shall be deemed to be given on the date (a) deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, postage prepaid, (b) delivered to an internationally recognized overnight courier service, service charges prepaid, (c) delivered personally, or (d) delivered via facsimile transmission during normal business hours, confirmation received, in any such case, addressed to the parties hereto at the respective addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith, or if to the Partnership, 14851 Yorba Street, P.O. Box 3848, Tustin, California 92681, Attn: Chief Executive Officer.

If to:	Western Neuro Care, Inc. c/o Continental Medical Systems, Inc. 600 Wilson Lane P.O. Box 715 Mechanicsburg, PA 17055 Attn: President Facsimile: (717) 766-8277

With a copy to:	Continental Medical Systems, Inc. 600 Wilson Lane P.O. Box 715 Mechanicsburg, PA 17055 Attn: Michael E. Tarvin, Vice President Facsimile: (717) 766-1194

If to:	WestMed-Rehab c/o United Western Medical Center 1301 North Tustin Avenue Santa Ana, CA 92705 Attn: Chief Executive Officer Facsimile: (714) 953-4599

With a copy to:	John P. Krave, Esq. Epstein, Becker & Green 1875 Century Park East, Suite 500 Los Angeles, CA 90067-2501 Facsimile: (310) 553-2165

Section 14.3. Amendments. No amendment of this Agreement shall be binding unless such amendment is in writing and signed by both General Partners.

Section 14.4. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 14.5. Entire Agreement. Except as otherwise provided in the other agreements between the parties and their Affiliates described or referenced herein, this Agreement represents the entire understanding and agreement of the parties with respect to the Partnership and the business of the Partnership, and supersedes any and all prior agreements and understandings or representations, whether oral or written, by or among the parties with respect thereto.

Section 14.6. Assignment and Benefit. Except as expressly provided otherwise herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any Partner without the prior written consent of the General Partners. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the respective legal representatives, successors and permitted assigns of each Partner.

Section 14.7. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

Section 14.8. Interpretation. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

Section 14.9. Number of Days. Except as otherwise provided herein, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturday, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

Section 14.10. Patient Choice. Nothing in this Agreement is intended or shall be construed to require any Partner or any Affiliate or related person or entity of a Partner to make referrals of patients to the Partnership or to any other provider of health services. The Partners acknowledge that the decision as to where a patient is treated is one to be made and which is made between the patient and his or her healthcare professional on the basis of professional medical judgment and patient preference.

Section 14.11. Ancillary Services Agreements. To the extent permitted by the California Department of Health, Licensure Division, the Partnership may enter into ancillary agreements for the provisions of dietary, housekeeping, security, maintenance, radiology, laboratory and other mutually agreed upon services to the Project. Any ancillary agreements entered into between the Partnership and a Partner or its Affiliate shall be at the lesser of fair market value or fully-loaded Medicare costs and on terms no less favorable than can be reached with unaffiliated third parties.

Section 14.12. Managed Care Network.

(a) The parties agree that in the event WestMed or its Affiliates develops a managed care network, the Partnership shall have a right to be a provider in such network on the same pro rata basis as other providers in the network if WestMed or its Affiliates have sole control over such decision, provided, that if WestMed or its Affiliates do not have sole control over such decision, WestMed and its Affiliates shall use best efforts to grant or cause such right to be granted to the Partnership.

(b) WestMed and CMS shall work together to negotiate acceptable contracts with insurance companies and other managed care payors and shall cooperate with each other in connection with the development of an integrated healthcare delivery system which promotes the interests of both General Partners and the Partnership. WestMed and CMS shall also work together to develop new program services for the Project.

Section 14.13. Nurse Liaison. WestMed agrees to allow nurse liaisons employed by the Partnership access to its medical facilities for the purpose of consultation concerning (a) types of patients which benefit from medical rehabilitation, and (b) discharge planning.

Section 14.14. Long Term Care Hospital. The parties shall cooperate to analyze the feasibility of converting the Project’s Medicare certification to a long term care hospital designation.

Section 14.15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Section 14.16. Power of Attorney. Each Limited Partner that is not also a General Partner, including any additional or substituted Limited Partner, by the execution of this Agreement or any counterpart thereof, or by joining in agreement with respect thereto, does hereby irrevocably constitute and appoint the General Partners, each director and officer thereof, and any person or entity which duly becomes a substitute General Partner of the Partnership in accordance with this Agreement, and each of them acting singly, in each case with full power of substitution, its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record (subject, in the case of any amendment hereto, to the limitations of Section 14.3 above) (a) such amendments to this Agreement and the Partnership’s Certificate of Limited Partnership as are necessary to admit new or substituted Partners to the Partnership in accordance with the terms of this Agreement; (b) such documents and instruments as are necessary to cancel the Partnership’s Certificate of Limited Partnership; (c) the Certificate of Limited Partnership of the Partnership and all amendments thereto required by law or permitted by the provisions of this Agreement; (d) all certificates and other instruments deemed advisable by the General Partners to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in the jurisdictions where the Partnership may be doing business; (e) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; (f) all other instruments which may be required or permitted by law to be filed on behalf of the Partnership; and (g) any other amendment to this Agreement that is permitted hereunder. The foregoing power of attorney, being coupled with an interest, is hereby declared to be irrevocable, and shall survive the death, dissolution or incapacity of any Limited Partner.

Section 14.17. Estoppels. Each Partner shall, upon not less than fifteen (15) days written notice from any Partner, execute and deliver to such other Partner a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Partner’s knowledge, any uncured defaults on the part of the other Partner, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

Section 14.18. Reliance on Authority of Person Signing Agreement. If a Partner is a trust (with or without disclosed beneficiaries), general partnership, limited partnership, joint venture, corporation, or any entity other than a natural person, the Partnership and the Partners shall:

(a) not be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person;

(b) not be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement on behalf of such entity;

(c) be entitled to rely on the authority of the person signing this Agreement with respect to the voting of the Partnership’s interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement; and

(d) be entitled to rely upon the authority of any general partner, joint venturer, trustee, or president or vice president, as the case may be, of any such entity the same as if such person were the person originally signing this Agreement on behalf of such entity.

Section 14.19. Waiver of Breach. The waiver by any Partner of breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

Section 14.20. Further Assurances. Each Partner agrees that it shall execute and deliver, or cause to be delivered, all such instruments, and shall take all such other actions, as may be reasonably required from time to time in order to effectuate the provisions and purposes hereof.

Section 14.21. No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be, only for the benefit of the Partners and their respective successors and permitted assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other party, it being the intention of the Partners that no one shall be deemed to be a third party beneficiary of this Agreement.

Section 14.22. Schedules. Any Schedules attached hereto and referenced to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

WNC:

WESTERN NEGRO CARE, INC.,
a Delaware corporation

By:	/s/ Michael E. Tarvin
Michael E. Tarvin,
Vice President

WESTMED SUB:

WESTMED-REHAB,
a California corporation

By:	/s/ Douglas L. Drumwright,
Douglas L. Drumwright
President

JOINDER

Each of ALPHAMERICA HEALTH SYSTEMS, INC., a California corporation (“AlphAmerica”)and UNITED WESTERN MEDICAL CENTERS, a California non-profit public benefit corporation (“WestMed”), as a material inducement to Western Neuro Care, Inc., a Delaware corporation, to enter into the Agreement of Limited Partnership of Western Medical Rehab Associates, L.P., dated March 13, 1996 (the “Agreement”), hereby unconditionally, irrevocably, and jointly and severally, guarantees the full and timely performance by WestMed-Rehab (“WestMed Sub”) of all of WestMed Sub’s obligations and responsibilities under the Agreement. In furtherance thereof, each of AlphAmerica and WestMed waives all notices, protests, demands and presentments as well as any legal defenses available to a surety or guarantor. Each of AlphAmerica and WestMed warrants that should WestMed Sub default in performance of any of its obligations under the Agreement, each of AlphAmerica and WestMed shall, upon and subject to the terms and conditions of the Agreement, promptly assume responsibility for performance of such obligations. These guarantees shall bind the respective successors and permitted assigns of each of AlphAmerica and WestMed. These guarantees shall terminate, upon termination or expiration of the Agreement, except for any obligations to third parties which have arisen or which may arise in the future under any leases or other contracts or agreements which are in effect upon the date of such termination or expiration, and except to the extent that any of WestMed Sub’s obligations shall otherwise survive termination or expiration of the Agreement by the express terms thereof.

WestMed hereby agrees that the Working Capital Loans (as that term is defined in the Agreement) shall be made in accordance with, and governed by, the provisions of Section. 2.5 of the Agreement.

ALPHAMERICA HEALTH SYSTEMS, INC. a California corporation

By:	/s/ Douglas L. Drumwright
Douglas L Drumwright,
President

UNITED WESTERN MEDICAL CENTERS, a California non-profit public benefit corporation

By:	/s/ Douglas L. Drumwright
Douglas L. Drumwright,
President

JOINDER

CONTINENTAL MEDICAL SYSTEMS, INC., a Delaware corporation (“CMS”) as a material inducement to WestMed-Rehab, a California corporation, to enter into the Agreement of Limited Partnership of Western Medical Rehab Associates, L.P.; dated March 13, 1996 (the “Agreement”), hereby unconditionally and irrevocably guarantees the full and timely performance by Western Neuro Care, Inc., a Delaware corporation (“WNC”) of all of WNC’s obligations and responsibilities under the Agreement. In furtherance thereof, CMS waives all notices, protests, demands and presentments as well as any legal defenses available to a surety or guarantor CMS warrants that should WNC default under the Agreement, CMS shall, upon and subject to the terms of the Agreement, promptly assume responsibility for performance of such obligations. This guarantee shall bind the successors and permitted assigns of CMS. This guarantee shall terminate upon termination or expiration of the Agreement, except for any obligations to third parties which have arisen or which may arise in the future under any leases or other contracts or agreements which are in effect upon the date of such termination or expiration, and except to the extent that any of WNC’s obligations shall otherwise survive termination or expiration of the Agreement by the express terms thereof.

CMS hereby agrees that the Working Capital Loans (as that term is defined in the Agreement) shall be made in accordance with, and governed by, the provisions of Section 2.5 of the Agreement.

CONTINENTAL MEDICAL SYSTEMS, INC., a Delaware corporation

By:	/s/ Michael E. Tarvin
Michael E. Tarvin,
Vice President

LIST OF DEFINED TERMS

Acquired Entity	27
Act	1
Additional Contribution	6
Additional Interest	24
Affiliate	2
Agreement	1
AlphAmerica	1
Asset Purchase Agreement	2
Assumed Liabilities	24
Bartlett	26
Bona Fide Offer	30
Capital Account	11
Capital Transaction	13
Cash Flow	13
CMS Loan	8
CMS Loan Senior Portion	8
Code	9
Competing Project	26
Defaulting Partner	6, 12
Event of Dissolution	33
Existing Letter of Credit	23
Extraordinary Cash Flow	13
Fiscal Year	3
General Partner	1, 4
Governing Board	20
Guarantee	25
HHS	28
Intermediary	26
Landlord	23
Legal Provisions	31
Lender	23
Limited Partner	1, 4
Liquidator	34
Managing General Partner	15
Medicare Percentage	21
Non-Defaulting Partner	7
Non-Defaulting Partners	13
Notice of Election	22
Notice of Sale	30
Offer	22
Offeree Partner	22
Offeror Partner	22
Option	24
Partner	1

Partners	1
Partnership	1
Percentage Interests	11
Project	2
Property Lease	18
Purchase Closing	24
Rehabilitation Hospital	2
Remaining Partner	30
Replacement Letter of Credit	23
Security Deposit	23
Selling Partner	30
SNF	2
TCU	26
Transfer	29
Treas. Reg.	11
WestMed	1
WestMed Loan	8
WNC	1
Working Capital Loans	8

SCHEDULE 8.1

Rehabilitation Specific Diagnosis

Rehabilitation Diagnosis as recognized by HCFA:

1.	Stroke
2.	Spinal Cord Injury
3.	Congenital Deformity
4.	Amputation
5.	Major Multiple Trauma
6.	Fractures of the Femur (hip fracture)
7.	Brain Injury
8.	Polyarthritis, Rheumatoid Arthritis
9.	Neurological Disorders; Including Multiple Sclerosis, Motor Neuron Disease, Polyneuropathy, Muscular Dystrophy, Parkinson’s Disease, Guillian-Barre Disease
10.	Burns

ICD-9-CM

81.41.	Total knee replacement
81.51	Total hip replacement
84.06	Disarticulation of elbow
84.07	Amputation through humerus
84.08	Disarticulation of shoulder
84.09	Interthoracoscapular amputation
84.10	Lower limb amputation
84.15	Other amputation below knee
84.16	Disarticulation of knee
84.17	Amputation above knee
84.18	Disarticulation of hip
84.19	Abdominopelvic amputation
84.24	Upper arm reattachment
84.27	Lower leg or ankle reattachment
84.28	Thigh reattachment
84.29	Other reattachment of extremity
84.44	Implantation of prosthetic device of arm
84.45	Fitting of prosthesis above knee
84.46	Fitting of prosthesis below knee
013.4	Tuberculoma of spinal cord
013.5	Tuberculous abscess of spinal cord
137.1	Late effects of central nervous system tuberculosis
138	Late effects of acute poliomyelitis
170.2	Malignant neoplasm of vertebral column

170.7	Malignant neoplasm of long bones of lower limb
191	Malignant neoplasm of brain
192.1	Malignant neoplasm of cerebral meninges
192.3	Malignant neoplasm of spinal meninges
198.3	Secondary malignant neoplasm of brain and spinal cord
198.4	Secondary malignant neoplasm of other parts of nervous system
225.0	Benign neoplasm of brain
225.1	Benign neoplasm of cranial nerves
225.2	Benign neoplasm of cerebral meninges
225.3	Benign neoplasm of spinal cord
225.4	Benign neoplasm of spinal meninges
237.5	Neoplasm of uncertain behavior of brain and spinal cord
237.7	Neurofibromatosis
239.6	Neoplasms of unspecified nature of brain
239.7	Neoplasms of unspecified nature of endocrine glands and other parts of nervous system
310.0	Postconcussion syndrome
320	Bacterial meningitis
321	Meningitis due to other organisms
322	Meningitis of unspecified cause
323.0	Encephalitis in viral diseases classified elsewhere
323.1	Encephalitis in rickettsial diseases classified elsewhere
323.2	Encephalitis in protozoal diseases classified elsewhere
323.4	Other encephalitis due to infection classified elsewhere
323.5	Encephalitis following immunization procedures
323.6	Post infectious encephalitis
323.7	Toxic encephalitis
323 8	Other causes of encephalitis
323.9	Unspecified cause of encephalitis
324	Intracranial and intraspinal abscess
325	Phlebitis and thrombophlebitis of intracranial venous sinuses
326	Late effects of intracranial abscess or pyogenics infection
330	Cerebral degenerations usually manifest in childhood
331.3	Community hydrocephalus
331.4	Obstructive hydrocephalus
331.7	Cerebral degeneration in diseases classified elsewhere
331.8	Other cerebral degeneration
331.9	Cerebral degeneration, unspecified
332	Parkinson’s disease
333	Other extrapyramidal disease and abnormal movement disorders
335.0	Werdnig-Hoffman disease
335.1	Spinal muscular atrophy
335.2	Motor neuron disease
335.8	Other anterior horn cell disease
336.0	Other diseases of spinal cord
336.2	Subacute combined degeneration of spinal cord in diseases classified elsewhere

336.3	Myelopathy in other diseases classified elsewhere
337	Disorders of the autonomic nervous system
340	Multiple sclerosis
341.1	Schilder’s disease
341.8	Other demyelinating disease of central nervous system
341.9	Demyelinating disease of central nervous system, unspecified
342	Hemiplegia
343	Infantile cerebral palsy
344.0	Quadriplegia
344.1	Paraplegia
344.2	Diplegia of upper limbs
344.3	Monoplegia of lower limb
344.4	Monoplegia of upper limb
344.6	Cauda equina syndrome
344.8	Other specified paralytic syndromes
348	Other conditions of brain (exc. 348.2, 348.8 & 348.9)
349.1	Nervous system complications from surgically implanted device
349.82	Toxic encephalopathy
353	Nerve root and plexus disorders (exc. 353.0)
354	Mononeuritis of upper limb and mononeuritis multiplex
355	Mononeuritis of lower limb
356	Hereditary and idiopathic peripheral neuropathy
357	Inflammatory and toxic neuropathy
358	Myoneural disorders
359	Muscular dystrophies and other myopathies
430	Subarachnoid hemorrhage
431	Intracerebral hemorrhage
432	Other and unspecified intracranial hemorrhage
433	Occlusion and stenosis of precerebral arteries
434	Occlusion of cerebral arteries
436	Acute, but ill-defined, cerebrovascular disease
437	Other and ill-defined, cerebrovascular disease
438	Late effects of cerebrovascular disease
441.1	Aortic aneurysm - Thoracic aneurysm, ruptured
441.3	Aortic aneurysm - Abdominal aneurysm, ruptured
441.5	Aortic aneurysm of unspecified site, ruptured
444	Arterial embolism and thrombosis
446.0	Polyarteritis nodosa
446.4	Wegner’s granulomatosis
446.5	Giant cell arteritis
446.7	Takayasu’s disease
447.6	Arteritis, unspecified
496	Chronic airway obstruction, not elsewhere classified
500	Coal workers’ pneumoconiosis
501	Asbestosis
502	Pneumoconiosis due to other silica or silicates

503	Pneumoconiosis due to other inorganic dust
504	Pneumoconiosis due to inhalation of other dust
505	Pneumoconiosis, unspecified
506.4	Chronic respiratory conditions manifestations due to fumes and vapors
508.1	Chronic respiratory conditions manifestations due to radiation
518	Other diseases of lung (exc. 518.4)
696.0	Psoriatic arthropathy
710	Diffuse diseases of connective tissue
714	Rheumatoid arthritis and other inflammatory polyarthropathies
715	Osteoarthrosis and allied disorders
716.5	Unspecified polyarthropathy or polyarthritis
720	Ankylosing spondylitis and other inflammatory spondylapathies (exc. 720.81)
721.1	Cervical spondylosis with myelopathy
721.4	Thoracic or lumbar spondylosis with myelopathy
721.91	Spondylosis of unspecified site, with myelopathy
722.7	Intervertebral disc disorder with myelopathy
722.8	Post laminectomy syndrome
724	Other and unspecified disorders of back
725	Polymyalgia rheumatica
728.1	Muscular calcification and ossification
728.2.	Muscular wasting and disuse atrophy, not elsewhere classified
730.1	Chronic osteomyelitis
733	Other disorders of bone and cartilage
741	Spina bifida
742.0	Encephalocele
742.1	Microcephalus
742.2	Reduction deformities of brain
742.3	Congenital hydrocephalus
742.4	Other specified anomalies of brain
742.5	Other specified anomalies of spinal cord
742.8	Other specified anomalies of nervous system
742.9	Unspecified anomaly of brain, spinal cord, and nervous system
754	Certain congenital musculoskeletal deformities
756	Other congenital musculoskeletal anomalies
759	Other and unspecified congenital anomalies
767.0	Birth trauma - subdural and cerebral hemorrhage
767.4	Birth trauma - injury to spine and spinal cord
781.0	Abnormal involuntary movements
781.2	Abnormality of gait
781.3	Lack of coordination
800	Fracture of vault of skull
801	Fracture of base of skull
803	Other and unqualified skull fractures
804	Multiple fractures involving skull or face with other bones
806	Fracture of vertebral column with spinal cord injury
808	Fracture of pelvis

820	Fracture of neck and femur
821	Fracture of other and unspecified parts of femur
827	Other, multiple, and ill-defined fractures of lower limb
828	Multiple fractures involving both lower limbs, lower with upper limb, and lower limb(s) with rib(s) and sternum
850.3	Concussion with prolonged loss of consciousness and return to pre-existing conscious level
850.4	Concussion with prolonged loss of consciousness, without return to pre-existing conscious level
851	Cerebral laceration and contusion
852	Subarachnoid, subdural, and extradural hemorrhage, following injury
853	Other and unspecified intracranial hemorrhage following injury
854	Intracranial injury of other and unspecified nature
887.6	Traumatic amputation of arm and hand, bilateral, without mention of complication
887.7	Traumatic amputation of arm and hand, bilateral, complicated
896.2	Traumatic amputation of foot, bilateral, without mention of complication
896.3	Traumatic amputation of foot, bilateral, complicated
897.1	Traumatic amputation of leg, unilateral, below knee, complicated
897.2	Traumatic amputation of leg, unilateral, at or above knee, without mention of complication
897.3	Traumatic amputation of leg(s), unilateral, at or above knee, complicated
897.6	Traumatic amputation of leg(s), bilateral, without mention of complication
897.7	Traumatic amputation of leg(s), bilateral, complicated
905	Late effects of musculoskeletal and connective tissue injuries
907	Late effects of injuries to the nervous system
941.3	Burn of face, head, and neck, full-thickness skin loss
941.4	Burn of face, head, and neck, deep necrosis of underlying tissues without mention of loss of a body part
941.5	Burn of face, head, and neck, deep necrosis of underlying tissues with loss of body part
942.3	Burn of trunk, full-thickness skin loss
942.4	Burn of trunk, deep necrosis of underlying tissues without mention of loss of a body part
943.3	Burn of upper limb, except wrist and hand, full-thickness skin loss
943.4	Burn of upper limb, except wrist and hand, deep necrosis without mention of loss of a body part
943.5	Burn of upper limb, except wrist and hand, deep necrosis with a loss of a body part
944.5	Burn of wrist(s) and hand(s), deep necrosis of underlying tissues with loss of a body part
945.3	Burn of lower limb(s), full-thickness skin loss
945.4	Burn of lower limb(s), deep necrosis of underlying tissues without mention of loss of a body part
945.5	Burn of lower limb(s), deep necrosis of underlying tissues with loss of a body part
946.3	Burn of multiple specified sites, full-thickness skin loss
946.4.	Burn of multiple specified sites, deep necrosis of underlying tissues without mention of loss of a body part

946.5	Burn of multiple specified sites, deep necrosis of underlying tissues with a loss of a body part
948.1	Burns, 10-19 percent of body surface
948 2	Burns, 20-29 percent of body surface
948.3	Burns, 30-39 percent of body surface
948.4	Burns, 40-49 percent of body surface
948.5	Burns, 50-59 percent of body surface
948.6	Burns, 60-69 percent of body surface
948.7	Burns, 70-79 percent of body surface
948.8	Burns, 80-89 percent of body surface
948.9	Burns, 90 percent or more of body surface
952	Spinal cord injury without evidence of spinal bone injury
953	Injury to nerve roots and spinal plexus
958	Certain early complications of trauma (exc., 958.6)
996.4	Mechanical complication of internal orthopedic device, implant, and graft
996.6	Infection and inflammatory reaction due to internal prosthetic device, implant and graft
997.0	Central nervous system complications

FIRST AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

WESTERN MEDICAL REHAB ASSOCIATES, L.P.

THIS FIRST AMENDMENT (the “Amendment”) is made as of the First day of September, 1996, by and between WESTERN NEURO CARE. INC. a Delaware corporation (“WNC”), and WESTMED-REHAB, a California corporation (“WestMed Sub”), and is joined into hereinafter by ALPHAMERICA HEALTH SYSTEMS, INC. a California corporation (“AlphAmerica”). the sole shareholder of WestMed Sub, UNITED WESTERN MEDICAL CENTERS, a California non-profit public benefit corporation (“WestMed”), the sole shareholder of AlphAmerica, and CONTINENTAL MEDICAL SYSTEMS, INC., a Delaware corporation (“CMS”), the sole stockholder of WNC.

BACKGROUND:

A. WNC and WestMed Sub entered into that certain Agreement of Limited Partnership the “Partnership Agreement”) of Western Medical Rehab Associates, L.P. (the “Partnership”) dated March 13, 1996, with the joinder of AlphAmerica, WestMed and CMS. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

B. WNC and WestMed Sub, with the joinder of AlphAmerica, WestMed and CMS, now desire to amend the Partnership Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 2.5(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows: “CMS shall make up to $1,350,000 of unsecured loans to the Partnership to provide working capital for the operation of the Project (the “CMS Loan”). WestMed shall make up to $1,350.000 of unsecured loans to the Partnership to provide sufficient working capital for the Project (the “WestMed Loan”). The CMS Loan and the WestMed Loan (together, the “Working Capital Loans”) shall be documented pursuant to agreements executed and delivered by the parties thereto in such form as the parties shall agree. The Working Capital Loans shall be subject to the intercreditor provisions of this Section 2.5.

2. All other terms and conditions contained in the Partnership Agreement and not amended hereby remain in full force and affect.

THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK

JOINDER

Each of ALPHAMERICA HEALTH SYSTEMS, INC., a California corporation (“AlphAmerica”), and UNITED WESTERN MEDICAL CENTERS, a California non-profit public benefit corporation (“WestMed”), join in this First Amendment to Agreement of Limited Partnership of Western Medical Rehab Associates, L.P. (the “Partnership”) to acknowledge that the Joinder executed by AlphAmerica and WestMed and attached to that certain Agreement of Limited Partnership of the Partnership (the “Agreement”) remains in full force and effect. WestMed hereby agrees that the Working Capital Loans (as that term is defined in the Agreement) shall be made in accordance with, and governed by, the provisions of Section 2.5 of the Agreement. as amended by this First Amendment.

ALPHAMERICA HEALTH SYSTEMS, INC. a California corporation

By:	/s/ Douglas L. Drumwright
Douglas L Drumwright,
President

UNITED WESTERN MEDICAL CENTERS, a California non-profit public benefit corporation

By:	/s/ Douglas L. Drumwright
Douglas L. Drumwright,
President

AMENDMENT NO. 2 TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

WESTERN MEDICAL REHAB ASSOCIATES, L.P.

(a Delaware Limited Partnership)

May 31, 2000

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. DEFINED TERMS. Except to the extent it is specifically indicated to the contrary in this Second Amendment, defined terms used in this Second Amendment shall have the same meanings as in the Partnership Agreement.

2. EFFECTIVE TIME. This Second Amendment shall become effective as of 12:01 a.m. on the next day after the date hereof (the “Effective Time”). As soon as practicable after the Effective Time, WNC and CMS shall file, or shall cause to be filed, (a) a Certificate of Amendment to the Partnership’s Certificate of Limited Partnership with the Delaware Secretary of State in the form attached hereto as Exhibit 2-a and (b) a Foreign Limited Partnership Amendment to Application for Registration with the California Secretary of State with respect to the Partnership in the form attached hereto as Exhibit 2-b.

3. WITHDRAWAL OF UWMC. As of the Effective Time, WNC (a) shall be the sole General Partner of the Partnership, (b) shall be the sole Managing General Partner of the Partnership, (c) shall hold a 2% general partnership interest in the Partnership and (d) shall hold a 49% limited partnership interest in the Partnership. As of the Effective Time, CMS shall hold a 49% limited partnership interest in the Partnership. As of the Effective Time, UWMC withdraws from the Partnership with no claim or right to any interest in the Partnership, whether as a General Partner or as a Limited Partner; provided, however, no provision of this Second Amendment shall affect the respective rights and obligations of UWMC, WNC and CMS contained in the Sale Agreement and the documents entered into in connection with the closing of the transaction contemplated by the Sale Agreement, including, without limitation, the Release Agreement (as such term is defined in the Sale Agreement). WNC and CMS do hereby consent to UWMC’s withdrawal from the Partnership. All conditions precedent required to be completed under the Partnership Agreement in connection with UWMC’s withdrawal from the Partnership have been completed as of the Effective Time.

4. GENERAL PROVISIONS. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Second Amendment or the Partnership Agreement as amended by this Second Amendment and shall not be used in construing either document.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.

UWMC HOSPITAL CORPORATION, a California corporation	WESTERN NEURO CARE, INC., a Delaware corporation

By:	By:	/s/ William W. Horton
Name:	Name:	WILLIAM W. HORTON
Its:	Its:	VICE PRESIDENT

CMS DEVELOPMENT AND MANAGEMENT COMPANY, INC., a Delaware corporation

	By:	/s/ William W. Horton
	Name:	WILLIAM W. HORTON
	Its:	VICE PRESIDENT

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.

UWMC HOSPITAL CORPORATION, a California corporation		WESTERN NEURO CARE, INC., a Delaware corporation

By:	/s/ Kenneth K. Westbrook	By:
Name:	KENNETH K. WESTBROOK	Name:
Its:	SR VP, OPERATIONS	Its:

CMS DEVELOPMENT AND MANAGEMENT COMPANY, INC., a Delaware corporation

By:
Name:
Its: